                 As filed with the Securities and Exchange Commission
                                 on March 18, 1996
                                   Registration No.
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                           FORM S-1 REGISTRATION STATEMENT
                                        Under
                              The Securities Act of 1933
                           ------------------------------

                            KEYPORT LIFE INSURANCE COMPANY
                            ------------------------------
                (Exact name of registrant as specified in its charter)

                 Rhode Island                        05-0302931
       -------------------------------      -------------------------------
        (State or other Jurisdiction of      (I.R.S.Employer Identification
         incorporation or organization)         Number)
                                       6355
              ------------------------------------------------
               (Primary Standard Industrial Classification Code Number)
                        ------------------------------

                                   125 High Street
                             Boston, Massachusetts  02110
                       (Address of Principal Executive Office)
                       ---------------------------------------

                           Bernard R. Beckerlegge, Esquire
                      Senior Vice President and General Counsel
                                    (617) 526-1610
              (Name, address, and telephone number of agent for service)
              ----------------------------------------------------------

Approximate date of commencement of proposed sale to the public. As soon as practicable following effectiveness of this registration statement.
                        ------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
                        ------------------------------
===============================================================================
                           CALCULATION OF REGISTRATION FEE

                                                Proposed             Proposed
Title of Each Class                             Maximum               Maximum               Amount of
of securities to be         Amount to           Offering             Aggregate             Registration
   Registered             be Registered1      Price Per Unit1      Offering Price1            Fee 3
-------------------       --------------      ---------------      ---------------         ------------
Defferred Group
Annuity Contracts
and Participating                                                                              $100
Interests therein

-------------------------------

    1The amount being registered and the proposed maximum offering price per unit is not applicable in that these contracts are not issued in predetermined amounts or units

    2The maximum aggregate offering price is estimated solely for the purpose of determing the registration fee.

    3Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained herein includes $300,000,000 aggregate amount of Deferred Annuity Contracts and Participating Interests therein covered by Regestration Statements on Form S-1, File Nos. 33-3630 and 33-28312, for which a total filing fee of $40,000 was paid.

                           KEYPORT LIFE INSURANCE COMPANY
                          Cross Reference Sheet Pursuant to
                             Regulation S-K, Item 501(b)

    Form S-1 Item Number and Caption                 Heading in Prospectus
    --------------------------------                 ---------------------

1.  Forepart of the Registration Statement
    and Outside Front Cover Page of
    Prospectus............................           Outside Front Cover Page

2.  Inside Front and Outside Back Cover
    Pages of Prospectus...................           Inside Front Cover

3.  Summary Information, Risk Factors and            Summary; Accumulation
    Ratio of Earnings to Fixed Charges....           Period

4.  Use of Proceeds.......................           Investments by Keyport

5.  Determination of Offering Price.......           Description of Contracts
                                                     and Certificates

6.  Dilution..............................           Not Applicable

7.  Selling Security Holders..............           Not Applicable

8.  Plan of Distribution..................           Distribution of Contracts
                                                     and Certificates

9.  Description of Securities to be
    Registered............................           Description of Contracts
                                                     and Certificates

10.  Interests of Named Experts and
     Counsel..............................           Experts; Legal Matters

11.  Information with Respect to the
     Registrant...........................           The Company; Company
                                                     Management; Executive
                                                     Compensation; Compensation
                                                     of Directors; Financial
                                                     Statements; Legal
                                                     Proceedings

12.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.........................            See Part II, Item 17

                          GROUP AND INDIVIDUAL SINGLE PREMIUM
                                  ANNUITY CONTRACTS

                            Keyport Life Insurance Company
                          Executive & Administrative Offices
                     125 High Street, Boston, Massachusetts 02110
                                    (617) 526-1400

                                       SUMMARY

    This prospectus describes participating interests in group deferred annuity contracts ("Contract(s)") which are designed and offered by Keyport Life Insurance Company ("Keyport") to provide retirement benefits for eligible individuals. Eligible individuals include persons who collectively form a group of employees of an employer or participants in certain plans established for
eligible individuals and members of other eligible groups.   As required by
certain states, the


                    (This "SUMMARY" section continues on page 2.)

THE CONTRACT MAY BE SOLD BY OR THROUGH BANKS OR OTHER DEPOSITORY INSTITUTIONS. THE CONTRACT AND CERTIFICATES: ARE NOT INSURED BY THE FDIC; ARE NOT A DEPOSIT OR OTHER OBLIGATION OF, OR GUARANTEED BY, THE DEPOSITORY INSTITUTION; AND ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL AMOUNT INVESTED, AS DESCRIBED BELOW.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS SETS FORTH INFORMATION A PROSPECTIVE CERTIFICATE OWNER SHOULD KNOW BEFORE PURCHASING A CERTIFICATE OR ENROLLING. THIS PROSPECTUS SHOULD BE RETAINED FOR FURTHER REFERENCE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFERING MAY NOT BE LAWFULLY MADE. NO PERSON IS AUTHORIZED BY KEYPORT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH UNAUTHORIZED INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON.

THESE SECURITIES MAY BE SUBJECT TO A SUBSTANTIAL SURRENDER CHARGE AND/OR MARKET VALUE ADJUSTMENT IF NOT HELD TO THE END OF A TERM, AS DESCRIBED BELOW.
SURRENDER OF THESE SECURITIES AT OTHER TIMES COULD RESULT IN THE RECEIPT OF LESS THAN THE CERTIFICATE OWNER'S ORIGINAL SINGLE PREMIUM.

                    The date of this Prospectus is May [xx], 1996.

Contracts may be offered as individual contracts. (See "Distribution of Group Contracts and Certificates", page ___.)

    Each individual's interest under an Allocated Contract is held in a specific account established for that individual. Each participant in a Non-Qualified plan and in certain Qualified Plans will be issued a Certificate evidencing participation in an Allocated Contract and will have a

100% vested interest in all values credited to the participant's Account. Under certain Contracts issued with respect to Qualified Plans ("Non-Allocated Contracts"), however, a participant's interest may be vested in the Plan in which they are participating rather than in a Certificate. In such cases, the Certificate will usually be owned by the Trustee(s) of the Plan, and a single account will be established and held on behalf of all participants in the plan on a non-allocated basis. Unless otherwise noted or the context so requires, all references to "Certificates" include Allocated and Non-Allocated Contracts, Certificates issued thereunder, and Individual Contracts.

    A Single Premium of at least $5,000 per Certificate Owner's Account must accompany the Contract application or the Enrollment Form for a participant under an Allocated Contract. The Single Premium is the only premium payment permitted or required with respect to a particular Certificate. Eligible individuals, however, may purchase more than one Certificate under an Allocated Contract. (See "Enrollment Forms and Premium Payments", page ___.)

    The premium payment credited to a Certificate Owner's Account becomes part of the assets of Keyport. Keyport owns its General Account and Separate Account assets, and generally intends to invest these payment amounts in U.S. Government securities and certain commercial debt securities having maturities generally matching the applicable Terms. Keyport may also invest its assets in various instruments, including equity options, futures, forwards, and other instruments based on the Index to hedge its obligations with respect to Indexed Accounts. Keyport may also buy and sell interest rate swaps and caps, Treasury bond futures, and similar instruments to hedge its exposure to changes in interest rates. (See "Investments by Keyport", page ___.)

    The Certificate provides that the Single Premium may be allocated to one of two types of accounts, Interest Accounts and Indexed Accounts, of varying durations ("Terms"). Interest is credited to Interest Accounts at a fixed rate set and guaranteed at the beginning of the Term for the duration of the Term. Interest is credited to Interest Accounts on an annual compound guaranteed interest basis for the entire duration of the selected Term. This means that Keyport adds interest to the amount invested, so that credited interest may earn interest. (See "Interest Accounts", page ___.)

    Interest credited to Indexed Accounts ("Index Increases") is calculated by reference to fixed interest rate factors, set and guaranteed at the beginning of the Term for the duration of the Term, which are applied to changes in the Standard & Poor's 500 Composite Stock Price Index (the "Index") using a formula set forth in the Certificate. If the publication of the Index is discontinued or the calculation of the Index is changed substantially, Keyport will substitute a suitable index. Index Increases are based on a percentage of the percentage increase in the Index since the beginning of the Term. Index Increases are calculated and credited at each Account Anniversary. The total Index Increases that may be credited to an Indexed Account during a Term are subject to a maximum and minimum limit, both of which are set and guaranteed at the beginning of the Term. The minimum may never be less than zero. Thus, the Indexed Account Value will never decrease to reflect declines in the value of the Index since the beginning of the Term or from Account Anniversary to Account Anniversary. (See "Indexed Accounts", page ___.) The amount of Index Increases credited to an Indexed Account may be more or less than the amount of interest credited to an Interest Account established at the same time for the same Term. Moreover, it is possible that no Index Increase will be credited at certain Account Anniversaries, if the Index does not exceed its value at a prior Account Anniversary. (See "Establishment of Guaranteed Interest Rates and Guaranteed Interest Rate Factors", page ___.)

    The Certificate also provides for a minimum value to be used in certain circumstances instead of the Indexed Account Value to calculate benefits under a Certificate. This value, called the Certificate Value, is equal to: 90% of the Single Premium; plus any Excess Interest Credits (as described below); less any amounts withdrawn by the Certificate Owner in a partial surrender; plus, if the Account Value has ever been transferred, a positive or negative amount reflecting the effect of any applicable Market Value Adjustment on the Account Value at the time of the transfer; plus interest credited on the foregoing at an annual guaranteed rate of 3% per year. In addition, on each Reset Date, additional interest, i.e., an "Excess Interest Credit", may be credited to the Certificate Value, such that the total interest credited to the Certificate Value will equal the total interest and/or Index Increases ever credited to the Certificate Owner's Account. The amount used to calculate death benefits, withdrawal amounts, and annuity values will never be less than the Certificate Value (subject to an adjustment to reflect the effect of any applicable Market Value Adjustment on the corresponding Account Value). If at the end of a Term the Indexed Account Value is less than the Certificate Value, Keyport will credit interest to the Indexed Account so that its value will equal the Certificate Value. (See "Certificate Value", page ___, "Indexed Accounts," page ___.)

    Initial Terms of [one, two, three, four, five, six, seven, eight, nine, and ten] years are currently available. Keyport may discontinue offering terms of certain durations or offer Terms of other durations from time to time. The interest rates and interest rate factors declared by Keyport may vary depending on the duration of the Term. Keyport should be contacted to determine the Terms currently being offered. Subject to contractual provisions and any applicable Surrender Charge and Market Value Adjustment, a Certificate Owner may transfer from one type of Account to the other and/or to Terms of greater or lesser duration.

FACTORS IN DETERMINING GUARANTEED INTEREST RATES AND GUARANTEED INTEREST RATE FACTORS

    The level of Guaranteed Interest Rates and Guaranteed Interest Rate Factors set by Keyport for Terms of a particular duration will depend on a variety of factors, including the interest rates generally available on the types of instruments in which Keyport will invest Certificate Owners' premium payments, the duration of the Term, regulatory and tax requirements, sales commissions and expenses borne by Keyport, general economic trends, and competitive factors.

RISK

    The interest and Index Increases credited to a Certificate Owner's Account are based on guarantees made by Keyport. The initial and subsequent Guaranteed Interest Rates and Guaranteed Interest Rate Factors apply to the original principal sum and reinvested earnings.

AN INHERENT RISK IS THAT IN THE EVENT OF A SURRENDER PRIOR TO THE END OF THE APPLICABLE TERM, THE MARKET VALUE ADJUSTMENT MIGHT EFFECT A REDUCTION IN THE VALUE OF A CERTIFICATE OWNER'S ACCOUNT. ON THE OTHER HAND, THE OPPOSITE MAY PROVE TO BE TRUE. (See "Market Value Adjustment", page ___.)

KEYPORT'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATES AND GUARANTEED INTEREST RATE FACTORS TO BE DECLARED. KEYPORT CANNOT PREDICT OR GUARANTEE FUTURE GUARANTEED RATES AND FACTORS. (See "Establishment of Guaranteed Interest Rates and Guaranteed Interest Rate Factors", page ___.)

RENEWAL OF TERMS

    At the end of each Term, a subsequent Term of the same type of Account (Interest or Indexed) of one-year's duration will begin, unless, within the thirty (30) day period before the end of the Term, the Certificate Owner instructs Keyport otherwise. The Certificate Owner will have the opportunity to apply the Account Value to an Interest or Indexed Account that has a Term of any duration then offered. (See "Renewal Terms", page ___.)

SURRENDERS:  PARTIAL OR TOTAL

    Subject to certain restrictions, partial and total surrenders of a Certificate Owner's Account Value are permitted. Such surrenders may be subject to a Surrender Charge and/or a Market Value Adjustment. Except as described below, the Surrender Charge will be deducted from any partial or total surrender made before the end of a Term. The Surrender Charge will be calculated as a percentage of the gross amount being surrendered in excess of the Free Withdrawal Amount (as explained below), before the addition or deduction of any applicable Market Value Adjustment. The applicable percentage will decline depending on the number of years (rounded up) remaining until the end of the Term. The maximum is [7]% for surrenders with [seven (7)] or more years remaining in the Term.

    No Surrender Charge will apply to a partial or total surrender within the first thirty (30) calendar days after the end of any full Term, if a Certificate Owner notifies Keyport by prior Written Request.

    The first partial surrender in a particular Certificate Year may be made without paying a Surrender Charge on the Free Withdrawal Amount, which is that portion of the surrender amount that does not exceed the greater of: (a) [10%] of the Certificate Owner's Account

Value; or (b) the sum of any interest or Index Increases earned by or credited to the Certificate Owner's Account Value in the previous twelve (12) months, up to the sum of any such amounts earned or credited since the most recent partial surrender. Any partial surrender amount above the Free Withdrawal Amount or any subsequent partial surrender during the same Certificate Year will be subject to a Surrender Charge. (See "Surrender Charge", page ___.)

    As to total surrenders, if no partial surrender was made in the same Certificate Year, only the portion of the surrendered amount above the foregoing limit is subject to a Surrender Charge. Otherwise, the total amount surrendered is subject to a Surrender Charge.

    The withdrawal of interest earnings from an Interest Account pursuant to Keyport's systematic withdrawal program will not incur a Surrender Charge or a Market Value Adjustment. (See "Systematic Withdrawal Program", page ___.)

    The minimum partial surrender is $[300], unless made pursuant to the systematic withdrawal program, in which case the minimum is [$100]. After a partial surrender, the minimum Account Value must be at least [$2500].

TRANSFERS

    Subject to certain conditions, the Interest Account Value may be transferred to another Account at any time before the Income Date. The Indexed Account Value may only be transferred at the end of a Term. Any amount transferred before the end of a Term may be subject to a Market Value Adjustment, as described below. Currently, there is no charge for transfers. Keyport in its discretion may institute a transfer charge on transfers in excess of a certain number of transfers annually. (See "Transfer of Values", page ___; "Market Value Adjustment", page ___.)

MARKET VALUE ADJUSTMENT

    The amount payable upon a partial or total surrender from, or upon the application to an Annuity Option of Account Value of, an Account with a Term of three (3) years or more may be adjusted up or down by the application of the Market Value Adjustment. However, no Market Value Adjustment will apply to a partial or total surrender within the first thirty (30) calendar days after the end of any full Term, if a Certificate Owner notifies Keyport by prior written request.

    Where a Market Value Adjustment is applicable to a surrender or annuitization, if there has not previously been a partial surrender in the same Certificate Year as the surrender or annuitization, the Market Value Adjustment will be calculated based the gross amount payable in excess of the Free Withdrawal Amount, before the deduction of any applicable Surrender Charge. Otherwise, the Market Value Adjustment is calculated based on the gross amount payable, before the deduction of any applicable Surrender Charge. (See "Market Value Adjustment", page ___.)

    A Market Value Adjustment also applies to any transfer from an Account with a Term of three (3) years or more, unless the effective date of the transfer is:
(a) within the last year of the Term and the transfer is to an Account with a Term of three (3) years or more; or (b) within the first ten (10) calendar days after the end of each full Term. The Market Value Adjustment upon transfer is calculated based on the Account Value. (See "Market Value Adjustment", page___.)

    The Market Value Adjustment for Indexed Accounts may include a Scaling Factor. The Scaling Factor may reduce the positive or negative amount of any Market Value Adjustment on an Indexed Account. The Market Value Adjustment for Interest Accounts will not include a Scaling Factor. (See "Market Value Adjustment", page___.)

    The Market Value Adjustment reflects the relative difference between: (a) the current Treasury Rate for a period of time equivalent to the remaining duration of the current Term; and (b) the Treasury Rate at the beginning of the Term for a period of time equal to the full duration of the Term. It is possible, therefore, that should such Treasury Rates increase significantly from the beginning of a Term, the amount a Certificate Owner would receive upon a total surrender would be less than the original amount credited to the Certificate Owner's Account. (See "Market Value Adjustment", page ___.)

DEFERRAL OF PAYMENT

    Keyport may defer payment of any partial or total surrender for a period not exceeding six (6) months from the date of receipt of a request for surrender or for the period permitted by state insurance law, if less. A deferral of payment for a period greater than thirty (30) days would occur only under highly unusual circumstances. (See "Payment upon Partial or Total Surrender", page ___).

ANNUITY PERIOD

    On the Income Date, Keyport will start to pay the designated Annuitant a series of annuity payments under an Annuity Option. The Annuity Option selected determines the timing and basis of the annuity payments. (See "Annuity Period Provisions", page ___.)

DEATH BENEFIT

    The Certificate provides for a special death benefit if the Certificate Owner dies before the Income Date or if the Annuitant dies before the Income Date and the Certificate Owner is not a natural person. Within ninety (90) days of the date of death of any of the Certificate Owner or Annuitant (if the Certificate Owner is not a natural person), the Designated Beneficiary may surrender the Certificate to Keyport for the greatest of: (a) the Certificate Owner's Account Value; (b) the Certificate Value; or (c) the Certificate Withdrawal Value, which is defined as the greater of (i) the Account Value, subject to any applicable Market Value Adjustment, less any applicable Surrender Charge, and (ii) the Certificate Value adjusted proportionally to reflect the effect of any applicable Market Value Adjustment on the Account Value. If the surrender request is made after ninety (90) days or upon the death of a Joint Certificate Owner, the Designated Beneficiary will receive the Certificate Withdrawal Value. If the Certificate is not surrendered, it may stay in force for up to five years after the date of death, at the end of which time Keyport will pay the Designated Beneficiary the Certificate Withdrawal Value, without the deduction of any applicable Surrender Charge. (See "Death Provisions", page___; Surrender Charge, page ___.)

PREMIUM TAXES

    Keyport deducts the amount of any premium taxes levied by any State or governmental entity when the premium tax is actually paid, unless Keyport elects to defer such deduction until the time of surrender or the Income Date. It is not possible to describe precisely the amount of premium tax payable on any transaction. Such premium taxes depend, among other things, on the type of Certificate (Qualified or Non-Qualified), on the state of residence of the Certificate Owner or participant, the state of residence of the Annuitant, the status of Keyport within such states, and the insurance tax laws of such states. Currently such premium taxes range from 0% - 5.0%. For a schedule of such taxes, see Appendix C, at page ___ of this Prospectus.

ANNUAL REPORTS TO CERTIFICATE OWNERS

    At least once each Certificate Year, Keyport will send each Certificate Owner a report which will show the Account Value, the Certificate Withdrawal Value, the Market Value Adjustment used to calculate the Certificate Withdrawal Value, and any Surrender Charge.

                                  TABLE OF CONTENTS


                                                                            Page
SUMMARY ........................................................................
GLOSSARY OF SPECIAL TERMS.......................................................
DESCRIPTION OF CONTRACTS AND CERTIFICATES.......................................
A.   Ownership..................................................................
B.   Enrollment Form and Premium Payments.......................................
C.   Accumulation Period........................................................
     1.   Initial Term..........................................................
          (a)  Interest Accounts................................................
          (b)  Indexed Accounts.................................................
          (c)  Renewal Terms....................................................
          (d)  Information on of Renewal Rates..................................
     2.   Establishment of Guaranteed Interest Rates
          and Guaranteed Interest Rate Factors..................................
     3.   Certificate Value.....................................................
     4.   Transfer of Values....................................................
     5.   Surrenders............................................................
          (a)  General..........................................................
          (b)  Systematic Withdrawal Program....................................
          (c)  Surrender Procedures and Determination of Surrender Value........
               1. Partial Surrenders............................................
               2. Total Surrenders . . .........................................
          (d)  Risk.............................................................
          (e)  Payment upon Partial or Total Surrender
     6.   Deductions............................................................
          (a)  Surrender Charge.................................................
          (b)  Market Value Adjustment..........................................
     7.   Premium Taxes.........................................................
     8.   Death Provisions......................................................
          (a)  Non-Qualified Certificates.......................................
          (b)  Qualified Certificates...........................................
D.   Annuity Period Provisions..................................................
     1.   Annuity Benefits......................................................
     2.   The Income Date and Form of Annuity...................................
     3.   Change of Annuity Option..............................................
     4.   Annuity Options.......................................................
     5.   Frequency and Amount of Payments......................................
     6.   Proof of Age, Sex, and Survival of Annuitant..........................
INVESTMENTS BY KEYPORT..........................................................
THE SEPARATE ACCOUNT............................................................
AMENDMENT OF CONTRACTS..........................................................
ASSIGNMENT OF CERTIFICATES......................................................

                                                                           Page

DISTRIBUTION OF CONTRACTS AND CERTIFICATES .....................................
TAX CONSIDERATIONS..............................................................
A.   General....................................................................
B.   Taxation of Keyport........................................................
C.   Taxation of Annuities in General...........................................
     1.   General...............................................................
     2.   Surrender, Assignments, and Gifts.....................................
     3.   Annuity Payments......................................................
     4.   Penalty Tax...........................................................
     5.   Income Tax Withholding................................................
     6.   Section 1035 Exchanges................................................
D.   Qualified Plans............................................................
     1.   Tax Sheltered Annuities...............................................
     2.   Individual Retirement Annuities.......................................
     3.   Corporate Pension and Profit Sharing Plans............................
THE COMPANY.....................................................................
A.   Business...................................................................
B.   Selected Financial Data....................................................
C.   Management Discussion and Analysis of Financial Condition and
     Results of Operations......................................................
     1.   [reserved]............................................................
     2.   [reserved]............................................................
D.   Reinsurance................................................................
E.   Reserves...................................................................
F.   Investments................................................................
G.   Competition................................................................
H.   Employees..................................................................
I.   State and Federal Regulation...............................................
COMPANY MANAGEMENT..............................................................
EXECUTIVE COMPENSATION..........................................................
COMPENSATION OF DIRECTORS.......................................................
LEGAL PROCEEDINGS...............................................................
EXPERTS.........................................................................
LEGAL MATTERS...................................................................
FINANCIAL STATEMENTS............................................................
APPENDIX A (MARKET VALUE ADJUSTMENT FORMULAS AND ILLUSTRATIONS).................
APPENDIX B (TERM INTEREST ILLUSTRATIONS)........................................
APPENDIX C (SCHEDULE OF STATE PREMIUM TAXES)....................................

                           GLOSSARY OF SPECIAL TERMS


The following terms in this Prospectus have the indicated meanings:

ACCOUNT YEAR,
ACCOUNT
  ANNIVERSARY           A continuous twelve-month period commencing on the date
                        that an Interest or Indexed Account is opened by allocation or transfer, and each anniversary thereof including the end of the Term.

ALLOCATED CONTRACT      A Group Annuity Contract under which amounts are
                        allocated or credited to the accounts of individual participants.

ANNUITANT               The natural person upon whose life annuity payments are
                        based, and to whom any annuity payments will be made starting on the Income Date.

ANNUITY OPTIONS         Options available for annuity payments.

CAP The maximum percentage by which the value an Indexed Account may increase during a single Term.

CERTIFICATE             The document issued to each participant under an
                        Allocated Contract evidencing their participation in the Group Annuity Contract as set forth in this prospectus. As used in this Prospectus, the term
                        Certificate also includes any Group Annuity Contract and any Individual Contract, unless the context requires otherwise.

CERTIFICATE
  ANNIVERSARY,
CERTIFICATE YEAR        A continuous twelve-month period commencing on the
                        Certificate Date and each anniversary thereof.

CERTIFICATE DATE        The effective date of participation under an Allocated
                        Contract as designated in the Certificate or the date a Contract is issued and the Contract Owner's rights and benefits begin.

CERTIFICATE OWNER       The participant under Non-Qualified Plans and Allocated
                        Contracts issued to Qualified Plans; the Contract Owner under Individual Contracts and Non-Allocated Contracts issued to Qualified Plans.

CERTIFICATE OWNER'S
  ACCOUNT The Account established by Keyport for a Certificate Owner into which the Single Premium paid by or on behalf of a Certificate Owner is credited.

CERTIFICATE OWNER'S
 ACCOUNT VALUE     The value of all amounts under a Certificate in an Indexed or Interest Account prior to the Income Date.


CERTIFICATE VALUE  The guaranteed minimum value of the Certificate at any time prior to any then-applicable Market Value Adjustment, calculated as described below.
CERTIFICATE
  WITHDRAWAL VALUE The greater of: (a) the Account Value, plus or minus any applicable Market Value Adjustment, less any applicable Surrender Charge, and (b) the Certificate Value, multiplied by the ratio of the Account Value, adjusted by the applicable Market Value Adjustment, to the unadjusted Account Value.

CONTRACT OWNER     The person, persons, or entity entitled to the ownership
                   rights stated in the Contract and in whose name(s) the Contract is issued.

DESIGNATED
 BENEFICIARY       The person who may be entitled to receive benefits following the death of the Annuitant, the Certificate Owner, or the Joint Certificate Owner. The Designated Beneficiary will be the first person among the following who is alive on the date of death: Certificate Owner' Joint Certificate Owner;
                   Primary Beneficiary, Contingent Beneficiary; and otherwise the Certificate Owner's estate. If the Certificate Owner and Joint Certificate Owner are both alive, they will be the Designated Beneficiary together.

ENROLLMENT FORM    A document signed by a participant that serves as his or her application for participation under an Allocated Contract.

FLOOR The minimum percentage by which the value of an Indexed Account may increase during a single Term. The Floor will never be lower than zero.

FREE WITHDRAWAL
  AMOUNT The amount that may be surrendered, transferred, or applied to an Annuity Option without any otherwise applicable Surrender Charge or Market Value Adjustment. The Free Withdrawal Amount is equal to the greater of:
                   (a) [10%] of the Certific ate Owner's Account Value; or
                   (b) the sum of any interest or Index Increases earned by or credited to the Certificate Owner's Account Value in the previous twelve (12) months, up to the sum of any such amounts earned or credited since the most recent partial surrender.

GENERAL ACCOUNT    Keyport's general investment account which contains all of
                   Keyport's assets except those in Separate Accounts.

GUARANTEED INTEREST
  RATE The fixed rate of interest set and guaranteed by Keyport at the beginning of a Term of an Interest Account to be used to calculate the interest to be credited to the Interest Account during the Term.

GUARANTEED INTEREST
 RATE FACTORS      The Participation, Cap, and Floor, which are set and
                   guaranteed by Keyport at the beginning of each Term of an Indexed Account and used to calculate Index Increases under a formula set forth in the Certificate.

INCOME DATE
                   The date on which annuity payments to an Annuitant are to begin.

INDEXED ACCOUNT    An account to which Keyport credits Index Increases.

INDEXED ACCOUNT
  VALUE The value of an Indexed Account, equal to all allocations or transfers to the Indexed Account, plus all Index Increases credited to the Indexed Account, less all amounts transferred or surrendered from the Indexed Account.

INDEX GROWTH
  PERCENTAGE       The product of the Participation Rate multiplied by the
                   percentage increase in the Index based on the highest value reached by the Index at any Account Anniversary during the Term (including the start of the Term). The Index Growth
                   Percentage may never be higher than the Cap or lower than the Floor.

INDEX INCREASE     Interest credited to an Indexed Account, which is calculated using the Guaranteed Interest Rate Factors as applied to changes in the Index.

INDIVIDUAL CONTRACT
                   A Contract issued to an individual as Contract Owner.

IN FORCE
                   The status of a Certificate before the Income Date, so long as it is not totally surrendered and there has not been a death of the Annuitant or any Certificate Owner that would cause the Certificate to end within at most five years from the date of death.

INTEREST ACCOUNT   An account to which Keyport credits interest based on a
                   specific and guaranteed rate of interest.

INTEREST ACCOUNT
  VALUE The value of an Interest Account, equal to all allocations or transfers to the Indexed Account, plus all interest credited to the Interest Account, less all amounts transferred or surrendered from the Interest Account.

JOINT CERTIFICATE
  OWNER Any person designated by the Certificate Owner jointly to possess rights in the Certificate Owner's Account. Keyport requires that the Certificate Owner and any Joint Certificate Owner act together.

NON-ALLOCATED
  CONTRACT A Contract under which a single account is established and held on behalf of all participants in a particular plan of an employer or other eligible entity on a non-allocated basis.

NON-QUALIFIED
 CERTIFICATE       Any Certificate that is not issued under a Qualified Plan.

OFFICE

                   Keyport's executive office, which is at 125 High Street, Boston, Massachusetts 02110.

PARTICIPATION RATE
                   The percentage of the increase in the Index used to calculate Index Increases.

QUALIFIED CERTIFICATE
                   Any Certificate issued under a Qualified Plan.

QUALIFIED PLAN     A retirement plan established pursuant to the provisions of
                   Sections 401, 403 and 408 of the Internal Revenue Code and
                   HR-10 Plans for self-employed persons.

RESET DATE         The date on which an amount is allocated to an Interest or
                   Indexed Account. The first day of each subsequent Term is the next Reset Date for that Account.

SEPARATE ACCOUNT   A separate investment account of Keyport in which assets
                   underlying the Certificates may be held and those assets may be valued at market value. Assets held in certain Separate
                   Accounts will be subject to the claims of Keyport's general creditors.

SINGLE PREMIUM     The payment made by or an behalf of a participant with
                   respect to a Certificate.

TERM The period for which either a Guaranteed Interest Rate is credited to an Interest Account or Guaranteed Interest Rate Factors are used to calculate Index Increases for an Indexed Account. Terms may be selected by a Certificate Owner from among those offered by Keyport.

TREASURY RATE      The Treasury Rate is the interest rate in the Treasury
                   Constant Maturity Series, as published by the Federal
                   Reserve Board, for a maturity equal to the appropriate number of years. The Treasury Rate is used in calculating
                   Market Value Adjustments.

WRITTEN REQUEST    A written request in a form satisfactory to Keyport, signed by the Certificate Owner, and received at Keyport's Office.


                      DESCRIPTION OF CONTRACTS AND CERTIFICATES

A.  OWNERSHIP

    The Certificate Owner is the individual or legal entity that has the power to exercise the rights of an owner under the Certificate. The Certificate Owner is the person or entity designated in the application for a Contract or the individual so designated in the Enrollment Form for a Certificate issued under an Allocated Contract.

    The Certificate Owner may exercise all rights summarized in the Certificate. Joint Certificate Owners are permitted but not contingent Certificate Owners.

    Prior to the Income Date, the Certificate Owner may, by Written Request, change the Certificate Owner, Joint Certificate Owner, Beneficiary, Contingent Beneficiary, Contingent Annuitant, or in certain instances, the Annuitant. An irrevocably-named person may be changed only with the written consent of such person.

    Because a change of Certificate Owner by means of a gift (i.e., a transfer without full and adequate consideration) may be a taxable event, a Certificate Owner should consult a competent tax adviser as to the tax consequences resulting from such a transfer.

    Any Qualified Certificate may have limitations on transfer of ownership. A Certificate Owner should consult a competent tax adviser as to the tax consequences resulting from such a transfer.

B.  ENROLLMENT FORM AND PREMIUM PAYMENTS

    The Single Premium is due on the Certificate Date. The Single Premium may not be less than $5,000. Although there is currently no maximum for the Single Premium, Keyport reserves the right to limit the total premiums paid on multiple Certificates with respect to any one Certificate Owner. Keyport may reject any premium payment.

    The Single Premium is credited to a Certificate Owner's Account, which is established on the date of receipt of a properly completed application or Enrollment Form along with the required premium payment. Keyport will issue a Certificate and confirm the receipt of the Single Premium in writing. If the Contract is issued on a Non-Allocated basis, a single Certificate Owner's Account is opened for the Certificate Owner. A Certificate Owner's Account starts earning interest on the day following the date the Certificate Owner's Account is established on his or her behalf. A Certificate Owner may choose to allocate the Single Premium to an Interest Account or an Indexed Account, as described below.

    In the event Keyport determines that an application or Enrollment Form is not properly completed, Keyport will attempt to contact the Certificate Owner by letter or telephone to secure the information necessary to complete the form.

    Keyport will return an improperly completed application or Enrollment Form, along with the corresponding premium payment, which cannot be properly completed within three weeks of its receipt.

    Keyport will permit others to act on behalf of an applicant in certain instances, including the following two examples. First, Keyport will accept an application for a Certificate that contains a signature signed under a power of attorney, if a copy of that power of attorney is submitted with the application. Second, Keyport will issue a Certificate that is not replacing an existing life insurance or annuity policy without having previously received a signed application from the applicant. Certain dealers or other authorized persons such as employers and Qualified Plan fiduciaries will inform Keyport of an applicant's answers to the questions in the application by telephone or by order ticket and cause the Single Premium to be paid to Keyport. If the information is in good order, Keyport will issue the Certificate with a copy of an application completed with that information. The Certificate will be delivered to the Certificate Owner with a letter from Keyport that will give the Certificate Owner an opportunity to respond to Keyport if any of the application information is incorrect. Alternatively, Keyport's letter may request the Certificate Owner to confirm the correctness of the information by signing either a copy of the application or a Certificate delivery receipt that ratifies the application in all respects. (In either case, a copy of the signed document would be returned to Keyport for its permanent records.) All purchases are confirmed, in writing, to the applicant by Keyport. Keyport's liability extends only to purchases so confirmed.

C. ACCUMULATION PERIOD

    1.   INITIAL TERM

    A Certificate Owner will select the type of Account, either an Interest Account or an Indexed Account, to which the Single Premium will be allocated, and the duration of the initial Term from among those offered by Keyport. Initial Terms of [one, two, three, four, five, six, seven, eight, nine, and ten] years are currently available. Keyport may offer other durations from time to time.

    A Term begins on the date as of which the Single Premium is allocated or an amount is transferred to an Account and ends when the number of years in the Term elected has elapsed. The last day of the Term is the expiration date for the Term. The subsequent Term begins on the first day following the expiration date of the previous Term.

    The Single Premium (less surrenders made and subject to applicable Market Value Adjustments and premium taxes, if any) will earn and be credited interest and/or Index Increases in accordance with the formula applicable to the selected type of Account, as described below.

Interest is credited to Interest Accounts at a fixed rate specified and guaranteed at the beginning of the Term for the duration of the Term. Index Increases are credited to Indexed Accounts by reference to fixed factors, guaranteed at the beginning of the Term for the duration of the Term, as applied to changes in the Standard & Poor's 500 Composite Stock Price Index (the "Index"). Keyport guarantees that for the duration of the Term it will use the Guaranteed Interest Rate or Guaranteed Interest Rate Factors established at the beginning of the Term, without change, to calculate the Interest or Index Increases credited to the Account Value.

         (a)  INTEREST ACCOUNTS

    Through the Interest Accounts, Keyport offers specified effective and guaranteed annual rates of interest, the Guaranteed Interest Rates, for a specified period of time, the Term, selected by the Certificate Owner. Although Guaranteed Interest Rates may differ among Terms of different durations or established at different times, a Guaranteed Interest Rate will never be less than 3% per year and, once declared, will never be changed during a Term.

    A Single Premium credited to an Interest Account will earn interest at the Guaranteed Interest Rate for a Term of the selected duration. Interest will be credited daily at a rate which, compounded, equals an effective annual rate equal to the Guaranteed Interest Rate. If an amount remains in an Interest Account until the end of the applicable Term, its value will be equal to the amount originally allocated or transferred to the Interest Account, less all amounts withdrawn, plus all interest credited to the Account.

         (b)  INDEXED ACCOUNTS

    Through the Indexed Accounts, Keyport offers Index Increases that depend on increases in a specified Index. The Index Increases are determined based on a formula utilizing specified Guaranteed Interest Rate Factors (the Participation Rate, Cap, and Floor) that are available for specified periods of time (Terms) selected by the Certificate Owner. Although Guaranteed Interest Rate Factors may differ among Terms of different durations or established at different times, once declared, they will never be changed during a Term.

    Keyport will calculate and credit Index Increases at each Account Anniversary after the start of a Term. The Certificates contain a formula for using the Index and the Guaranteed Interest Factors established at the beginning of the Term to calculate the Index Increases during the term. Essentially, at each Account Anniversary during the Term, Keyport will determine an Index Growth Percentage for the Account by multiplying the Participation Rate by the percentage increase in the Index since the beginning of the Term, calculated using the highest value attained by the Index at any Account Anniversary during the Term. The Index Growth Percentage may never be higher than the Cap or lower than the Floor, which also are established and guaranteed at the beginning of the Term. Once the Index Growth Percentage is established, Keyport will calculate the Index Increase (if any) to be credited to the Account by (a) multiplying the Index Growth Percentage by the smaller of the Account Value at the beginning of the Term and the Account Value (prior to the crediting of any Index Increases) on any Account Anniversary during the Term, and (b) subtracting from the result the total Index Increases credited to the Account previously during the Term.

    The effect of this formula is to provide that, in the absence of any partial or total surrender during a Term, the total Index Increases credited to an Indexed Account during a Term will equal the Account Value at the beginning of the Term multiplied by a percentage of the percentage increase in the Index since the beginning of the Term (subject to the Cap and not less than the Floor), using the highest value attained by the Index at any Account Anniversary during the Term. Moreover, the guarantee that the Floor will not be less than zero ensures that once an Index Increase has been credited to an Indexed Account, the value of the Indexed Account will not be reduced to reflect declines in the Index as measured at any subsequent Account Anniversary. If the Index does not increase from one Account Anniversary to the next or does not exceed its value at a prior Account Anniversary during the Term, however, no Index Increase will be credited to the Account on that Account Anniversary. Moreover, the total Index Increases credited to an Indexed Account may be more or less than the amount of interest credited to an Interest Account established at the same time for the same Term, depending on the change in the Index over the course of the Term.

    If no or small Index Increases are earned by and credited to an Indexed Account, in time the value of an Indexed Account may be less than the Certificate Value. In those circumstances, the Certificate Value is used to calculate any benefit payable under the Certificate. In addition, if at the end of a Term the value of an Indexed Account is less than the Certificate Value, Keyport will credit the Indexed Account with an End of the Term Increase equal to the excess of the Certificate Value over the Indexed Account Value. (See "Certificate Value".)

    If an amount is withdrawn from an Indexed Account through one or more partial surrenders during a Term, the Index Increase calculation at Account Anniversaries thereafter will be based on the Account Value after the partial surrender, rather than the Account Value at the beginning of the Term. AS A RESULT, IF A PARTIAL SURRENDER REDUCES THE ACCOUNT VALUE BELOW ITS VALUE AT THE BEGINNING OF THE TERM, IN SOME CIRCUMSTANCES, WHERE INDEX INCREASES HAVE BEEN CREDITED EARLIER IN THE TERM, AN INCREASE IN THE INDEX AT AN ACCOUNT ANNIVERSARY MAY NOT RESULT IN THE CREDITING OF AN INDEX INCREASE.

    The Index currently is the Standard and Poor's 500 Composite Stock Price Index ("S&P 500"). The S&P 500 is a widely accepted and broad measure of the performance the major United States stock markets. The S&P 500 is a market value weighted measure of changes in the prices of the underlying securities and does not reflect the reinvestment of dividends on the underlying securities. "S&P-Registered Trademark-", "S&P 500-Registered Trademark-", and "Standard & Poor's 500" are trademarks of McGraw Hill, Inc., and have been licensed for use by Keyport. The Contract is not sponsored, endorsed, sold, or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the product.

    If the publication of the Index is discontinued, or the calculation of the Index is changed substantially, Keyport will substitute a suitable index and notify the Certificate Owner.

    The formula used to calculate Index Increases and illustrative examples are set forth in Appendix B.

         (c)  RENEWAL TERMS

    A new Term will automatically begin at the end of a Term, unless a Certificate Owner elects to make a total surrender. (See "Surrenders".) Each subsequent Term will be for one-year's duration, unless, within the thirty (30) day period immediately prior to the end of the previous Term, the Certificate Owner by Written Request chooses a Term of a different duration or elects to transfer the Account Value to a different type of Account. A Certificate Owner may choose from among the Terms offered by Keyport at that time. Keyport may discontinue offering Terms of certain durations currently available or offer Terms of different durations from time to time. The then available Guaranteed Interest Rates and Guaranteed Interest Rate Factors may vary based on the duration of the Term selected, and may differ from the rates currently available for new Certificate. The Certificate Owner may not select a Term for a period longer than the number of years remaining until the Income Date. If the selected Term exceeds this limit, Keyport automatically will allocate the Account Value to a Term of one-year's duration. In addition, if less than one year remains until the Income Date, Keyport automatically will allocate the Account Value to an Interest Account with a Term of one year's duration.

    The Account Value at the beginning of any subsequent Term will be equal to the value at the end of the previous Term. In the absence of any partial or total surrender or transfer (the effects of which are described below), the Account Value will earn and be credited with interest or Index Increases for each year in the subsequent Term using the Guaranteed Interest Rates or Guaranteed Interest Rate Factors established at the beginning of the subsequent Term for the type of Account and Term selected by the Certificate Owner or established by default (as described above) in the absence of other instructions.

         (d)  INFORMATION ON RENEWAL RATES

    A Certificate Owner is provided with a toll-free number to call to inquire about rates for Terms then being offered. In addition, prior to the beginning of each subsequent Term, Keyport will notify the Certificate Owner in writing of the Terms then available and certain Guaranteed Interest Rates and Guaranteed Interest Rate Factors then available. At the end of any Term, a Certificate Owner has the opportunity to select any other duration of Term then being offered.

    2. ESTABLISHMENT OF GUARANTEED INTEREST RATES AND GUARANTEED INTEREST RATE FACTORS

    A Certificate Owner will know the Guaranteed Interest Rate or Guaranteed Interest Rate Factors for the Term chosen at the time of the initial purchase. Different Guaranteed Interest Rates and Guaranteed Interest Rate Factors may be established for Terms of different durations. Guaranteed Interest Rates and Guaranteed Interest Rate Factors for initial and renewal Terms will be established periodically. Keyport may offer differing Guaranteed Interest Rates and Guaranteed Interest Rate Factors for initial allocations, transfers during Terms, and renewal Terms.

    Keyport has no specific formula for determining the Guaranteed Interest Rates and Guaranteed Interest Rate Factors that it will declare in the future. The determination of those guaranteed rates and factors will be reflective of interest rates generally available on the types of investments in which Keyport intends to invest the proceeds attributable to the Certificate Owner's Account. (See "Investments by Keyport".) In addition, Keyport's management may consider various other factors in determining guaranteed rates and factors for a given period, including, the duration of a Term, regulatory and tax requirements, sales commissions and administrative expenses borne by Keyport, general economic trends, and competitive factors.
The Guaranteed Interest Rates declared by Keyport, however, (including the rate of interest credited to the Certificate Value used in the determination of the value of an Indexed Account), will never be less than 3% annually. KEYPORT'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATES AND GUARANTEED INTEREST RATE FACTORS TO BE DECLARED. KEYPORT CANNOT PREDICT OR GUARANTEE FUTURE GUARANTEED INTEREST RATES AND GUARANTEED INTEREST RATE FACTORS.

    3.   CERTIFICATE VALUE

    The Certificate also provides a minimum value, called the Certificate Value, that will be used to calculate benefits under a Certificate in circumstances in which the Certificate Value is higher than the value of an Indexed Account calculated as described above.

    The Certificate Value is equal to: (a) 90% of the Single Premium; plus (b) any Excess Interest Credits, as defined below; less (c) all amounts withdrawn from the Account; plus (d) if there has been a transfer to which a Market Value Adjustment applied, the positive or negative amount equal to the Adjusted Certificate Value (I.E., the Certificate Value proportionately adjusted to reflect the effect of any applicable Market Value Adjustment on the Account Value) less the Certificate Value, at the time of the transfer; plus (e) interest credited at an annual guaranteed rate of 3% per year. In addition, at the end of each Term, additional interest, called an "Excess Interest Credit", will be credited to the Certificate Value, to the extent needed to ensure that the total interest (including previous Excess Interest Credits) credited to the Certificate Value equals the total interest or Index Increases ever credited to the Certificate Owner's Account Value. Interest amounts credited to the Certificate Value will earn interest in subsequent Certificate Years.

    The Certificate Value would be used to calculate benefits if, for example, the Index were to remain level or decline for several years and accordingly, Indexes Increases were not credited to an Indexed Account. In such a circumstance, while the value of the Indexed Account would not decline, the Certificate Value might rise above the value of the Indexed Account, as a result of the 3% annual interest credited to Certificate Value.

    4.   TRANSFER OF VALUES

    The Certificate Owner may transfer the entire Account Value from an Interest or Indexed Account to another Interest or Indexed Account, subject to the following:

    (a) the transfer must be by Written Request or telephone before the Income Date;

    (b) the number of transfers may not exceed any limit Keyport may set for a specified time period; [currently, Keyport does not limit the number of permissible transfers in a single Certificate Year];

    (c)  the Indexed Account Value may only be transferred during the first ten
         (10) calendar days after the end of each full Term;

    (d) the Interest Account Value may be transferred at any time before the Income Date;

    (e) the amount transferred shall equal the total Account Value, with a Market Value Adjustment (if any); partial transfers are not permitted;

    (f) no Market Value Adjustment shall apply to a transfer (i) from an Account with a Term of less than three (3) years, (ii) in the final year of a Term of three (3) or more years to an Account with a Term of three (3) or more years, or (iii) within the first ten (10) calendar days after the end of each full Term; and

    (g) for transfers not made within the first ten calendar days of a Term, the Term of the new Account cannot be less than the remaining number of years (rounded up) in the Term of the Account from which the transfer is being made; and

    (h) the Term of the new Account cannot be longer than the number of years remaining until the Income Date.

    While no charge currently applies to transfers, Keyport reserves the right to charge [$25] per transfer if a Certificate Owner makes more than [4] transfers in a single Certificate Year. Keyport reserves the right, at any time and without prior notice, to terminate, modify, or suspend the transfer privileges described above.

    5.   SURRENDERS

         (a)  GENERAL

    A Certificate Owner may make a full or partial surrender of a Certificate Owner's Account at any time prior to the Income Date while it is In Force, subject to specified charges and conditions described below. Partial surrenders may only be made if:

    (i) the surrender request is at least [$300], unless the partial surrender is made pursuant to Keyport's systematic withdrawal plan, in which case the minimum withdrawal is [$100]; and

    (ii) the remaining Account Value after the partial surrender has been made is at least [$2500].

    The net amount paid upon partial or total surrender will reflect the deduction of any applicable Surrender Charge and any Market Value Adjustment, calculated as described below. Therefore, the amount actually received by a Certificate Owner may be greater than or less than the amount subtracted from Account Value as a result of the surrender. As described below, certain partial surrenders are not subject to a Surrender Charge and/or Market Value Adjustment.

    If after complying with a request for a partial surrender there would be insufficient Account Value to keep the Certificate In Force, Keyport will treat the request as a request to surrender only the excess amount over [$2500].

         (b)  SYSTEMATIC WITHDRAWAL PROGRAM

    To the extent permitted by law, Keyport will make monthly, quarterly, semi-annual, or annual distributions of interest credited to an Interest Account to a Certificate Owner that has enrolled in the Systematic Withdrawal Program (the "Program"). Under the Program, all distributions will be made directly to the Certificate Owner and will be treated for federal tax purposes as any other withdrawal or distribution of Account Value. (See "Tax Considerations".) The selected frequency of payment may not result in a payment of less than [$100] per payment. Systematic withdrawals may not be made from an Indexed Account. Distributions under the Systematic Withdrawal Program are not subject to Surrender Charges or Market Value Adjustments.

         (c)  SURRENDER PROCEDURES AND DETERMINATION OF SURRENDER VALUE

              1.   PARTIAL SURRENDERS

    At any time prior to the Income Date, a Certificate Owner may request by Written Request a partial surrender. The surrender amount paid to the Certificate Owner will be the gross surrender amount increased or decreased by any applicable Market Value Adjustment and decreased by any applicable Surrender Charge. Both the Surrender Charge and the Market Value Adjustment are calculated based on the gross surrender amount. Thus, for example, if the gross surrender amount were $10,000, the Surrender Charge and the Market Value Adjustment were each 5%, and the Free Withdrawal Percentage did not apply, the Surrender Charge and the Market Value Adjustment would each be 5% of $10,000, for a net surrender payment to the Certificate Owner of $9,000 ($10,000 -$500 - $500). Keyport will attempt to honor requests for a net partial surrender of a specific amount. If a Market Value Adjustment applies, however, the amount actually paid by Keyport may be more or less than the amount requested, because of computational rounding. The total amount deducted from the Account Value upon a partial surrender will be the gross surrender amount (prior to the application of any Market Value Adjustment).

              2.   TOTAL SURRENDERS

    The Certificate Owner may make a total surrender by Written Request. Surrendering the Certificate will end it.

    The surrender value will be determined as of the date that Keyport receives the Written Request for surrender. Keyport will pay the Certificate Owner the Certificate Withdrawal Value, which is the greater of: (a) the Account Value (with any applicable Market Value Adjustment applied), less any applicable Surrender Charge; or (b) the Certificate Value, adjusted by the ratio of the Account Value (with any applicable Market Value Adjustment applied) to the unadjusted Account Value. In addition, Keyport will deduct any premium taxes not previously paid.

    For any total surrender made after the first Certificate Year, the Certificate Owner may receive the surrender benefit under an Annuity Option rather than in a lump sum.

    Keyport will, upon request, inform a Certificate Owner of the amount payable upon a full or partial surrender. Any full or partial surrender may, in addition to certain Certificate charges and adjustments, be subject to tax.
(See "Tax Considerations".)

         (d)  RISK

    The interest and Index Increases credited to a Certificate Owner's Account are based on guarantees made by Keyport. The initial and subsequent Guaranteed Interest Rates and Guaranteed Interest Rate Factors apply to the original principal sum and reinvested earnings.

AN INHERENT RISK IS THAT IN THE EVENT OF A SURRENDER PRIOR TO THE END OF THE APPLICABLE TERM, THE MARKET VALUE ADJUSTMENT MIGHT CAUSE A REDUCTION IN THE CERTIFICATE OWNER'S ACCOUNT VALUE. (See "Market Value Adjustment".)

    (e)  PAYMENT UPON PARTIAL OR TOTAL SURRENDER

    Keyport may defer payment of any partial or total surrender for a period not exceeding six (6) months from the date of receipt of a notice of surrender by a Certificate Owner, or the period permitted by state insurance law, if less. Only under highly unusual circumstances will a surrender payment be deferred more than thirty (30) days. While all circumstances under which deferral of payment might be involved upon surrender may not be foreseeable at this time, such circumstances could include, for example, a time of an unusually high number of surrenders by Certificate Owner's, accompanied by a radical shift in interest rates. If Keyport decides to withhold payment for more than thirty
(30) days, a Certificate Owner will be notified in writing of such decision.

    6.   DEDUCTIONS

         (a)  SURRENDER CHARGE

    No sales charge is deducted from the Single Premium when received. Except as provided below, however, a Surrender Charge will be deducted for any partial or total surrender, other than partial or total surrenders effective within the first thirty (30) calendar days after the end of any full Term or during the Certificate Year preceding the Income Date.

    The amount of any Surrender Charge is computed as a percentage of the gross surrender amount in excess of the Free Withdrawal Amount, adjusted as described below. A portion of the first partial surrender in a particular Certificate Year, not exceeding the Free Withdrawal Amount, may be made free of any Surrender Charge or Market Value Adjustment. The Free Withdrawal Amount is equal to the greater of: (a) [10%] of the Certificate Owner's Account Value; or
(b) the sum of any interest earned by any Interest Account or Index Increases on any Indexed Account in the prior twelve months, up to the amount of such interest or Index Increases earned or received since the most recent partial surrender. The portion of the first partial surrender in excess of the

Free Withdrawal Amount (if any), and any subsequent partial surrender in the same Certificate Year, will be subject to a Surrender Charge and any applicable Market Value Adjustment.

    As to total surrenders, if no partial surrender was made in the same Certificate Year, only the portion of the gross surrender amount in excess of the Free Withdrawal Amount is subject to a Surrender Charge or Market Value Adjustment. Otherwise, the total amount surrendered is subject to a Surrender Charge and Market Value Adjustment.

    The amount of the Surrender Charge depends on the number of years (rounded up) remaining until the end of the Term of the Account from which the partial surrender is withdrawn. The amount of the Surrender Charge will be equal to (a) multiplied by (b), where:

    (a) is the amount of the partial surrender request, less the Free Withdrawal Amount (if applicable); and

    (b) is the applicable percentage from the Certificate Data Page, depending on the number of years (rounded up) remaining until the end of the Term.

    After each surrender, Keyport also will adjust its records to reflect appropriate deductions from the Account Value and the Certificate Value.

    The chart below indicates the Surrender Charge percentage that will be applied while the specified number of years are remaining:

                                                   Surrender
      Years Remaining                          Charge Percentage
      ---------------                          -----------------
            1                                       1%
            2                                       2%
            3                                       3%
            4                                       4%
            5                                       5%
            6                                       6%
            7                                       7%
            8                                       7%
            9                                       7%
           10                                       7%


Keyport reserves the right to increase or decrease the amount of this charge, and the period of time for which it will apply, on new Certificates up to a maximum of [10%]. If such amounts are ever increased, the increase will only apply to new Certificates issued after full disclosure to prospective new Certificate Owners or to existing Certificate Owners purchasing additional Certificates.

    The Surrender Charge will apply to a full or partial surrender, in each Term of a Certificate. In other words, a Surrender Charge may be payable in Terms after the first, irrespective of how long the Certificate has been in force. Also, any surrender may, in addition to certain Certificate charges and adjustments, be subject to tax. (See "Tax Considerations".)

         (b)  MARKET VALUE ADJUSTMENT

    The amount payable upon a surrender prior to the Income Date, upon a transfer, or upon application of Account Value to an Annuity Option may be adjusted up or down by the application of a Market Value Adjustment. The Market Value Adjustment reflects the relative difference between (a) the current Treasury Rate for a period of time equivalent to the remaining duration of the current Term; and (b) the Treasury Rate at the beginning of the Term for a period of time equal to the full duration of the Term.

    More specifically, the amount payable upon a partial or total surrender of, or upon application of Account Value to an Annuity Option from, an Account with a Term of three (3) years or more may be adjusted up or down by the application of the Market Value Adjustment. No Market Value Adjustment will apply to a partial or total surrender or the application of Account Value to an Annuity Option within the first thirty (30) calendar days after the end of any full Term. Where applicable, the Market Value Adjustment upon a surrender is calculated based on the gross surrender amount before the deduction of any applicable Surrender Charge.

    A Market Value Adjustment also applies to any transfer from an Account with a Term of three (3) years or more, unless the effective date of the transfer is:
(a) within the final year of the Term and the transfer is to an Account with a Term of three (3) years or more; or (b) within the first ten (10) calendar days after the end of any full Term. Where applicable, the Market Value Adjustment upon transfer is calculated based on the Account Value. In addition, as described above, a Market Value Adjustment in connection with a transfer also will result in an adjustment to Certificate Value. (See "Certificate Value".)

    The formula for calculating the Market Value Adjustment is set forth in Appendix A to this prospectus. If there has not previously been a partial surrender in the Certificate Year of a transaction subject to a Market Value Adjustment, an amount not exceeding the Free Withdrawal Amount will be subtracted from the amount used to calculate the Market Value Adjustment. Otherwise, the gross amount surrendered, transferred, or applied to an Annuity Option is used as the basis to calculate the applicable Market Value Adjustment.

    The Market Value Adjustment for Indexed Accounts may include a Scaling Factor. The Scaling Factor will range between [1] for a three-year Term and [1] for a ten-year Term, and is calculated by straight-line interpolation for Terms of four to nine years. The Scaling Factor will never be greater than one.
Where the Scaling Factor is less than one, the Scaling Factor will reduce the positive or negative amount of any Market Value Adjustment. The Market Value Adjustment for Interest Accounts will not include a Scaling Factor.

    Because the Market Value Adjustment is based on changes in the yields on U.S. Treasury securities, the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is possible, therefore, that, should such yields increase significantly from the time of purchase of a Certificate, coupled with any applicable Surrender Charge, the amount a Certificate Owner would receive upon a total surrender could be less than the Single Premium.

UPON REQUEST, KEYPORT WILL FURNISH A CERTIFICATE OWNER WITH ILLUSTRATIONS OF THE EFFECT OF THE MARKET VALUE ADJUSTMENT ON A CERTIFICATE OWNER'S ACCOUNT VALUE IF ALL OR ANY PART OF THE CERTIFICATE OWNER'S ACCOUNT VALUE IS SURRENDERED PRIOR TO THE END OF A TERM.

    7.   PREMIUM TAXES

    Keyport deducts the amount of any premium taxes levied by any state or governmental entity when the premium tax is incurred, unless Keyport elects to defer such deduction until the time of surrender or the Income Date. It is not possible to describe precisely the amount of premium tax payable on any transaction involving a Certificate. Such premium taxes depend, among other things, on the type of Certificate (Qualified or Non-Qualified), on the state of residence of the Certificate Owner, the state of residence of the Annuitant, the status of Keyport within such states, and the insurance tax laws of such states. Currently such premium taxes range from 0% to 5.0%. For a schedule of such taxes, see Appendix C of this Prospectus.

    8.   DEATH PROVISIONS

    These provisions do not apply to Non-Allocated Contracts. In Non-Allocated Contracts, Annuitants or payees are unknown until the Contract Owner requests that an annuity be effected.


         (a)  NON-QUALIFIED CERTIFICATES

    DEATH OF CERTIFICATE OWNER, JOINT CERTIFICATE OWNER OR CERTAIN NON-CERTIFICATE OWNER ANNUITANTS - These provisions apply if, before the Income Date while the Certificate is In Force, the Certificate Owner or any Joint Certificate Owner dies (whether or not the decedent is also the Annuitant) or the Annuitant dies under a Certificate with a non-natural Certificate Owner such as a trust. The Designated Beneficiary will control the Certificate Owner's Account after such a death.

    If the decedent was the Certificate Owner or the Annuitant (if the Certificate Owner is not a natural person), the Designated Beneficiary may surrender the Certificate Owner's Account within ninety (90) days of the date of
death for the death benefit on the date of surrender.   The death benefit is the
greatest of: (a) the Account Value; (b) the Certificate Value; or (c) the Certificate Withdrawal Value. For a surrender after ninety (90) days and for a surrender following the death of a Joint Certificate Owner, the Certificate Withdrawal Value is payable instead. If the Certificate Owner's Account is not surrendered, it will stay in force for the time period specified below.

    IF THE DECEDENT'S SURVIVING SPOUSE (IF ANY) IS THE SOLE DESIGNATED BENEFICIARY, the surviving spouse will automatically become the new sole Certificate Owner as of the Annuitant's date of the death. And, if the decedent is the Annuitant, the new Annuitant will be any living Contingent Annuitant named in the Enrollment Form, otherwise the surviving spouse. The Certificate Owner's Account can stay in force until another death occurs (i.e., until the death of the Annuitant,

Certificate Owner or Joint Certificate Owner). Except for this paragraph, all of "Death Provisions" will apply to that subsequent death.

    IN ALL OTHER CASES, the Certificate Owner's Account can stay in force up to five years from the date of death. During this period, the Designated Beneficiary may exercise all ownership rights, including the right to make transfers or partial surrenders or the right to totally surrender the Certificate pursuant to the surrender provisions of the Certificate. If the Certificate Owner's Account is still in force at the end of the five-year period, Keyport will automatically end it then by paying to the Designated Beneficiary the Certificate Withdrawal Value, without the deduction of any applicable Surrender Charge. If the Designated Beneficiary is not alive then, Keyport will pay any Person(s) previously named by the Designated Beneficiary in a Written Request, otherwise the Designated Beneficiary's estate.

    PAYMENT OF BENEFITS - Instead of receiving a lump sum, the Certificate
Owner or any Designated Beneficiary may direct by Written Request that Keyport pay any benefit of $5,000 or more under an Annuity Option that meets the following requirements: (a) the first payment to the Designated Beneficiary must be made no later than one year after the date of death; (b) payments must be made over the life of the Designated Beneficiary or over a period not extending beyond that person's life expectancy; and (c) any Annuity Option that provides for payments to continue after the death of the Designated Beneficiary will not permit the successor payee to extend the period of time over which the remaining payments are to be made. The Certificate Owner may also direct that any benefit payable to a Designated Beneficiary be paid under an Annuity Option meeting these same requirements.

    DEATH OF CERTAIN NON-CERTIFICATE OWNER ANNUITANTS - These provisions apply if, before the Income Date while the Certificate is In Force, (a) the Annuitant dies, (b) the Annuitant is not a Certificate Owner, and (c) the Certificate Owner is a natural person. The Certificate will continue In Force after the Annuitant's death. The new Annuitant will be any living Contingent Annuitant, otherwise the Certificate Owner.

         (b)  QUALIFIED CERTIFICATES

    DEATH OF ANNUITANT - If the Annuitant dies while the Certificate is In Force, the Designated Beneficiary will control the Certificate after such a death. The Designated Beneficiary may surrender the Certificate Owner's Account within ninety (90) days of the date of death for the death benefit on the date of surrender, calculated as described above. For a surrender after ninety (90) days and for a surrender following the death of an older Annuitant, the Certificate Withdrawal Value is payable instead.

    If the Certificate Owner's Account is not surrendered, it can stay in force for the time period permitted by the Internal Revenue Code provisions applicable to the particular Qualified Plan. During this period, the Designated Beneficiary may exercise all ownership rights, including the right to make partial surrenders or the right to totally surrender the Certificate pursuant to the surrender provisions of the Certificate. If the Certificate Owner's Account is still In Force at the end of the period, Keyport will automatically end it then by paying to the Designated Beneficiary the Certificate Withdrawal Value. If the Designated Beneficiary is not alive then, Keyport will pay any

 Person(s) named by the Designated Beneficiary in a Written Request; otherwise the Designated Beneficiary's estate.

    PAYMENT OF BENEFITS - Instead of receiving a lump sum, the Certificate
Owner or any Designated Beneficiary may, by Written Request, direct that Keyport pay any benefit or $5,000 or more under an Annuity Option that meets the following: (a) the first payment to the Designated Beneficiary must be made no later than one year after the date of death; (b) payments must be made over the life of the Designated Beneficiary or over a period not extending beyond that person's life expectancy; and (c) any payment option that provides for payments to continue after the death of the Designated Beneficiary will not permit the successor payee to extend the period of time over which the remaining payments are to be made. The Certificate Owner may also direct that any benefit payable to a Designated Beneficiary be paid under an Annuity Option meeting these same requirements.

D.  ANNUITY PERIOD PROVISIONS

    1.   ANNUITY BENEFITS

    If the Annuitant is alive on the Income Date and the Certificate is In Force, payments will begin under the payment option or options the Certificate Owner has chosen. The amount of the payments will be determined by applying the Annuity Value (less any premium taxes not previously deducted) on the Income Date in accordance with the option selected. The Annuity Value is the greater of (a) the Account Value after application of any applicable Market Value Adjustment, or (b) the Certificate Value, adjusted to reflect the ratio of the Account Value (after application of the Market Value Adjustment) to the unadjusted Account Value.

    2.   THE INCOME DATE AND FORM OF ANNUITY

    The Income Date is shown on the Certificate Schedule. The Income Date is the later of the end of the Certificate Year in which the Annuitant's 85th birthday occurs or the end of the 10th Certificate Year.

    Under Allocated Contracts, a Certificate Owner may elect, at least thirty
(30) days prior to the Income Date, to have the Annuity Value applied on the Income Date under any of the Annuity Options described below. In the absence of such election, the Annuity Value will be applied on the Income Date under Option 2 to provide a monthly life annuity with ten (10) years of payments guaranteed.

    If a Contract is issued on a Non-Allocated basis, a Contract Owner may request that a portion of the Account Value, as modified by any applicable Surrender Charge and Market Value Adjustment, be applied under an Annuity Option for a participant in that Contract Owner's plan. We will then issue a Certificate for such participant (who is also the Annuitant) and begin annuity payments as directed by the Contract Owner.

    No surrenders may occur after the Income Date. Other special rules may apply to qualified retirement plans. (See "Qualified Plans".)

    3.   CHANGE OF ANNUITY OPTION

    A Certificate Owner may change the Annuity Option from time to time, but such change must be made by Written Request and received by Keyport at least thirty (30) days prior to the scheduled Income Date.

    4.   ANNUITY OPTIONS

                    OPTION 1 - INCOME FOR A FIXED NUMBER OF YEARS

    Keyport will pay an annuity for a chosen number of years, not less than five (5) nor over thirty (30). If, at the death of the payee, Option 1 payments have been made for less than the chosen number of years:

    (a) payments will be continued during the remainder of the period to the successor payee; or

    (b) that successor payee may elect to receive in a lump sum the present value of the remaining payments, commuted at the interest rate used to create the annuity factor for this option.

See "Annuity Payments" for the manner in which Option 1 may be taxed.

                   OPTION 2 - LIFE INCOME WITH 10 YEARS GUARANTEED

    Keyport will pay an annuity during the lifetime of the payee. If, at the death of the payee, payments have been made for less than ten (10) years:

    (a) payments will be continued during the remainder of the period to the successor payee; or

    (b) the successor payee may elect to receive in a lump sum the present value of the remaining certain payments, commuted at the interest rate used to create the annuity factor for this option.

The amount of the annuity payments will depend on the age of the payee at the time annuity payments are to begin and it may also depend on the payee's sex.

                    OPTION 3 - JOINT AND LAST SURVIVORSHIP INCOME

    Keyport will pay an annuity for as long as either the payee or a designated second natural person is alive. The amount of the annuity payments will depend on the age of both persons at the time annuity payments are to begin and it may also depend on each person's sex. IT IS POSSIBLE UNDER THIS OPTION TO RECEIVE ONLY ONE ANNUITY PAYMENT IF BOTH PAYEES DIE AFTER THE RECEIPT OF THE FIRST PAYMENT OR TO RECEIVE ONLY TWO

ANNUITY PAYMENTS IF BOTH PAYEES DIE AFTER RECEIPT OF THE SECOND PAYMENT AND SO
ON.

                                OTHER ANNUITY OPTIONS

    Other options may be arranged with the mutual consent of a Certificate Owner and Keyport.

    5.   FREQUENCY AND AMOUNT OF PAYMENTS

    Payments will normally be paid as monthly installments. However, if the net amount available to apply under any Annuity Option is less than $5,000, Keyport has the right to pay such amount in one lump sum in lieu of the payment otherwise provided for. In addition, if the payments provided for would be or become less than $100, Keyport shall have the right to change the frequency of payments to such intervals as will result in payments of at least $100.

    6.   PROOF OF AGE, SEX, AND SURVIVAL OF ANNUITANT

    Keyport may require proof of age, sex, or survival of any payee upon whose age, sex or survival payments depend. If the age or sex has been misstated, Keyport will compute the amount payable based on the correct age and sex. If income payments have begun, any underpayment Keyport may have made will be paid in full with the next annuity payment. Any overpayment, unless repaid in one sum, will be deducted from future annuity payments until Keyport is repaid in full.

                                INVESTMENTS BY KEYPORT

    Assets of Keyport must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by the general accounts and separate accounts of life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. (See page ___ for further information on the investments of Keyport.)
     ---

    All of Keyport's general assets and the assets of certain separate accounts will be available to fund a Certificate Owner's claims under a Certificate.

    In establishing the Guaranteed Interest Rates and Interest Rates Factors under the Certificates, Keyport intends to take into account, among other factors, the yields available on the instruments in which it intends to invest the proceeds from the Certificates. (See "Establishment of Guaranteed Interest Rates and Guaranteed Interest Rate Factors".) Keyport's obligations and the values and benefits under the Certificates, however, do not vary as a function of the returns on the instruments in which Keyport will have invested the proceeds from the Certificates.

    Keyport's investment strategy with respect to the proceeds attributable to Certificates will generally be to invest in debt securities which it will use to match its liabilities with respect to the Terms to which the proceeds are allocated. This will be done, in Keyport's sole discretion, by investing in any type of investment which it is authorized under state law to invest in. Keyport expects to invest a substantial portion of the premiums received in securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government. This could include T-Bills, Notes, Bonds, Zero Coupon Securities and Mortgage Pass-Through Certificates including Government National Mortgage Association backed securities (GNMA Certificates), Federal National Mortgage Association Guaranteed Pass-Through Certificates (FNMA Certificates) and Federal Home Loan Mortgage Corporation Mortgage Participation Certificates (FHLMC Certificates), and others.

    In addition, Keyport may invest its assets in various instruments, including equity options, futures, forwards, and other instruments based on the Index, in order to hedge Keyport's obligations with respect to Indexed Accounts. Keyport may also buy and sell interest rate swaps and caps, Treasury bond futures, and other instruments to hedge its exposure to changes in interest rates. These derivative instruments will be purchased from counterparties which conform to Keyport's Policies and Guidelines regarding derivative instruments. Investments in these instruments generally involve the following types of risks: in the case of over-the-counter options and forward contracts, there is no guarantee these markets will exist for these investments when Keyport wants to close out a position; futures exchange may impose trading limits which may inhibit Keyport's ability to close out positions in exchange-listed instruments; and if Keyport has an open position with a dealer that becomes insolvent, Keyport may experience a loss.

    While the foregoing generally describes Keyport's investment strategy with respect to the proceeds attributable to the Certificates, Keyport is not obligated to invest assets, including the proceeds attributable to the Certificates, according to any particular strategy except as may be required by Rhode Island and other state insurance laws.

                              AMENDMENT OF CERTIFICATES

    Keyport reserves the right to amend the Group Contracts and Certificate to meet the requirements of any applicable federal or state laws or regulations. Keyport will notify the Certificate Owners in writing of any such amendments.

                              ASSIGNMENT OF CERTIFICATES

    A Certificate Owner may assign a Certificate at any time, as permitted by applicable law. A copy of any assignment must be filed with Keyport. An assignment will not be binding upon Keyport until it receives a written copy. The Certificate Owner's rights and those of any revocably-named person will be subject to the assignment. Any Qualified Certificate may have limitations on assignability. Keyport assumes no responsibility for the validity or effect of any assignment.

    Because an assignment may be a taxable event, a Certificate Owner should consult a competent tax adviser as to the tax consequences resulting from any assignment.

                      DISTRIBUTION OF CONTRACTS AND CERTIFICATES

    Keyport Financial Services Corp. ("KFSC") serves as the Principal Underwriter for the Contracts and the Certificates described in this prospectus. The Certificate will be sold by salespersons who represent Keyport Life Insurance Company (KFSC's corporate parent) as insurance agents and who are registered representatives of broker/dealers who have entered into distribution agreements with KFSC. KFSC is a wholly-owned subsidiary of Keyport and is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 ("Exchange Act") as a broker-dealer. KFSC is a member of the National Association of Securities Dealers, Inc. ("NASD"). It is located at 125 High Street, Boston, Massachusetts 02110.

    Keyport will pay a maximum commission of 5.25% on sales.

                                  TAX CONSIDERATIONS

A.  GENERAL

SINCE THE LAW IS COMPLICATED AND SINCE TAX CONSEQUENCES WILL VARY ACCORDING TO THE ACTUAL STATUS OF THE CONTRACT OWNER OR CERTIFICATE OWNER INVOLVED, LEGAL AND TAX ADVICE MAY BE NEEDED BY A PERSON, EMPLOYER, OR OTHER ENTITY CONTEMPLATING THE PURCHASE OF A CONTRACT OR CERTIFICATE DESCRIBED IN THIS PROSPECTUS.

    It should be understood that any detailed description of the tax consequences regarding the purchase of a Contract or Certificate cannot be made in this prospectus and that special tax rules may be applicable with respect to certain purchase situations not discussed herein. In addition, no attempt is made to consider any applicable state or other tax laws. For detailed information, a competent tax adviser should always be consulted.

    This discussion is based upon Keyport's understanding of Federal income tax laws as they are currently interpreted. The United States Congress has in the past and may in the future consider legislation that, if enacted, could adversely affect the tax treatment of annuity contracts, including distributions and undistributed appreciation. There is no way of predicting whether, when or in what form Congress will enact legislation affecting annuity contracts. Any such legislation could have retroactive effect regardless of the date of enactment. No representation is made regarding the likelihood of continuation of those current federal income tax laws or of the current interpretations by the Internal Revenue Service.

B.  TAXATION OF KEYPORT

    Keyport is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code ("Code"). The assets underlying the Certificates will be owned by Keyport. Any income earned on those assets will be Keyport's income.

C.  TAXATION OF ANNUITIES IN GENERAL

    1.   GENERAL

    Section 72 of the Internal Revenue Code governs the taxation of annuities in general. A Certificate Owner is not taxed on increases in Account Value until a distribution occurs, either in the form of a lump sum payment (full or partial surrender of the Account), an assignment or gift of the Certificate, or as annuity payments. The provisions of Section 72 of the Code concerning distributions are briefly summarized below.

    2.   SURRENDERS, ASSIGNMENTS, AND GIFTS

    A Certificate Owner who fully surrenders his or her Certificate is taxed on the portion of the payment that exceeds his or her cost basis in the Certificate. For Non-Qualified Certificates, the cost basis is generally the amount of the Single Premium and the taxable portion of the surrender payment is taxed as ordinary income. For Qualified Certificates, the cost basis is generally zero and the taxable portion of the surrender payment is generally taxed as ordinary income subject to special 5-year income averaging. A Designated Beneficiary receiving a lump sum surrender benefit after the death of the Annuitant or Certificate Owner is taxed on the portion of the amount that exceeds the Certificate Owner's cost basis in the Certificate. If the Designated Beneficiary elects to receive annuity payments within sixty (60) days of the decedent's death, different tax rules apply. See "Annuity Payments" below.

    Partial surrenders received under Non-Qualified Certificates prior to the Income Date are first included in gross income to the extent Account Value (subject to any applicable Market Value Adjustment) exceeds the Single Premium. Then, to the extent Account Value (subject to any applicable Market Value Adjustment) does not exceed the Single Premium, such surrenders are treated as a non-taxable return of principal to the Certificate Owner. For partial surrenders under a Qualified Certificate, payments are treated first as a non-taxable return of principal up to the cost basis and then a taxable return of income. Since the cost basis of Qualified Certificates is generally zero, partial surrender amounts will generally be fully taxed as ordinary income.

    A Certificate Owner who assigns or pledges a Non-Qualified Certificate is treated as if he or she had received the amount assigned or pledged and thus is subject to taxation under the rules applicable to surrenders. A Certificate Owner who gives away the Certificate (i.e., transfers it without full and adequate consideration) to anyone other than his or her spouse is treated for income tax purposes as if he or she had fully surrendered the Certificate.

    A special computational rule applies if Keyport issues to the Certificate Owner, during any calendar year, (a) two or more Certificates or (b) one or more Certificates and one or more of Keyport's other annuity contracts. Under this rule, the amount of any distribution includable in the Certificate Owner's gross income is to be determined under Section 72(e) of the Code by treating all the Keyport contracts as one contract. Keyport believes that this means the amount of any distribution under one Certificate will be includable in gross income to the extent that at the time of distribution the sum of the values for all the Certificates or contracts exceeds the sum of the cost bases for all the contracts.

    3.   ANNUITY PAYMENTS

    The non-taxable portion of each annuity payment is determined by an "exclusion ratio" formula which establishes the ratio that the cost basis of the Certificate bears to the total expected value of annuity payments for the term of the annuity. The remaining portion of each payment is taxable. Such taxable portion is taxed at ordinary income rates. For Qualified Certificates, the cost basis is generally zero. With annuity payments based on life contingencies, the payments will become fully taxable once the payee lives longer than the life expectancy used to calculate the non-taxable portion of the prior payments.

    4.   PENALTY TAX

    Payments received by Certificate Owners, Annuitants, and Designated Beneficiaries under Certificates may be subject to both ordinary income taxes and a penalty tax equal to 10% of the amount received that is includable in income. The penalty tax is not imposed on amounts received: (a) after the taxpayer attains age 59-1/2; (b) in a series of substantially equal payments made for life or life expectancy; (c) after the death of the Certificate Owner (or, where the Certificate Owner is not a human being, after the death of the Annuitant); (d) if the taxpayer becomes totally and permanently disabled; or (e) under a Non-Qualified Certificate's annuity payment option that provides for a series of substantially equal payments, provided the Certificate is not issued as a result of a Section 1035 exchange and the first annuity payment begins in the first Certificate Year.

    5.   INCOME TAX WITHHOLDING

    Keyport is required to withhold federal income taxes on taxable amounts paid under Certificates unless the recipient elects not to have withholding apply. Keyport will notify recipients of their right to elect not to have withholding apply. See "Tax-Sheltered Annuities" ("TSAs"), for an alternative type of withholding that may apply to distributions from TSAs that are eligible for rollover to another TSA or an individual retirement annuity or account ("IRA").

    6.   SECTION 1035 EXCHANGES

    A Non-Qualified Certificate may be purchased with proceeds from the surrender of an existing annuity contract. Such a transaction may qualify as a tax-free exchange pursuant to Section 1035 of the Code. It is Keyport's understanding that in such an event: (a) the new Certificate will be subject to the distribution-at-death rules described in "Death Provisions for Non-Qualified Certificates"; (b) purchase payments made between 8/14/82 and 1/18/85 and the income allocable to them will, following an exchange, no longer be covered by a "grandfathered" exception to the penalty tax for a distribution of income that is allocable to an investment made over ten years prior to the distribution; and
(c) purchase payments made before 8/14/82 and the income allocable to them will, following an exchange, continue to receive the following "grandfathered" tax treatment under prior law: (i) the penalty tax does not apply to any distribution; (ii) partial surrenders are treated first as a non-taxable return of principal and then a taxable return of income; and (iii) assignments are not treated as surrenders subject to taxation. Keyport's understanding of the above is principally based on legislative reports prepared by the Staff of the Congressional Joint Committee on Taxation.

D. QUALIFIED PLANS

    The Certificate is designed for use with several types of Qualified Plans. The tax rules applicable to participants in such Qualified Plans vary according to the type of plan and the terms and conditions of the plan itself. Therefore, no attempt is made herein to provide more than general information about the use of the Certificate with the various types of Qualified Plans. Participants under such Qualified Plans as well as Certificate Owners, Annuitants, and Designated Beneficiaries are cautioned that the rights of any person to any benefits under such Qualified Plans may be subject to the terms and conditions of the plans themselves regardless of the terms and conditions of the Certificate issued in connection therewith. Following are brief descriptions of the various types of Qualified Plans and of the use of the Certificate in connection therewith. Purchasers of the Certificate should seek competent advice concerning the terms and conditions of the particular Qualified Plan and use of the Certificate with that Plan.

    1.  TAX-SHELTERED ANNUITIES

    Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to purchase annuity contracts and, subject to certain contribution limitations, exclude the amount of premium payments from gross income for tax purposes. However, such premium payments may be subject to Social Security ("FICA") taxes. This type of annuity contract is commonly referred to as a "Tax-Sheltered Annuity".

    Section 403(b)(11) of the Code contains distribution restrictions. Specifically, benefits may be paid, through surrender of the Certificate or otherwise, only (a) when the employee attains age 59-1/2, separates from service, dies or becomes totally and permanently disabled (within the meaning of Section 72(m)(7) of the Code) or (b) in the case of hardship. A hardship distribution must be of employee contributions only and not of any income attributable to such contributions. Section 403(b)(11) does not apply to distributions attributable to assets held as of December 31, 1988. Thus, it appears that the law's restrictions would apply only to distributions attributable to contributions made after 1988, to earnings on those contributions, and to earnings on amounts held as of 12/31/88. The Internal Revenue Service has indicated that the distribution restrictions of Section 403(b)(11) are not applicable when TSA funds are being transferred tax-free directly to another TSA issuer, provided the transferred funds continue to be subject to the Section 403(b)(11) distribution restrictions.

    Keyport will notify a Certificate Owner who has requested a distribution from a Certificate if all or part of such distribution is eligible for rollover to another TSA or to an IRA. Any amount eligible for rollover treatment will be subject to mandatory federal income tax withholding at a 20% rate if the Certificate Owner receives the amount rather than directing Keyport by Written Request to transfer the amount as a direct rollover to another TSA or IRA.

    2.  INDIVIDUAL RETIREMENT ANNUITIES

    Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity." These Individual Retirement Annuities are subject to limitations on the amount which may be contributed, the persons who may be eligible, and on the time when distributions may commence. In addition, distributions from certain types of Qualified Plans may be placed on a tax-deferred basis into an Individual Retirement Annuity.

    3.  CORPORATE PENSION AND PROFIT-SHARING PLANS

    Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of the Certificate to provide benefits under the plans.

                                     THE COMPANY

A.  BUSINESS

    Keyport was incorporated in Rhode Island in 1957 as a stock life insurance company. Its Executive and Administrative Office are located at 125 High Street, Boston, Massachusetts 02110 and its Home Office is at 235 Promenade Street, Providence, Rhode Island 02903.

    Keyport is a wholly-owned subsidiary of Liberty Financial Companies, Inc., which is a majority-owned subsidiary of Liberty Mutual Equity Corporation, a publicly traded holding company, which in turn is a wholly-owned subsidiary of Liberty Mutual Insurance Company, ("Liberty"), a multi-line insurance and financial services institution. Liberty Mutual acquired all of the capital stock of Keyport from The Travelers Insurance Company on December 13, 1988.

    Keyport writes individual life insurance and individual and group annuity contracts on a non-participating basis. Keyport is licensed to do business in all states except New York and is also licensed in the District of Columbia and the Virgin Islands. Keyport has been rated A+ (Superior) by A.M. Best and Company, independent analysts of the insurance industry. Keyport has been rated A+ each year since 1976, the first year Keyport was subject to Best's alphabetic rating system. Standard & Poor's ("S & P") has rated Keyport AA- for excellent financial security, Moody's has rated Keyport A1 for good financial strength and Duff & Phelps has rated Keyport AA- for very high claims paying ability. The Best's A+ rating is in the highest rating category, which also includes A++. S & P and Duff & Phelps have one rating category above AA and Moody's has two rating categories above A. The Moody's "1" modifier signifies that Keyport is in the higher end of the A category while the S&P and Duff & Phelps "-" modifier signifies that Keyport is at the lower end of the AA category. These ratings merely reflect the opinion of the rating company as to the relative financial strength of Keyport and Keyport's ability to meet its contractual obligations to its policyholders.

B.  SELECTED FINANCIAL DATA

    The following selected financial data for Keyport should be read in conjunction with the financial statements and notes thereto included in this prospectus.

                               SELECTED FINANCIAL DATA
                                    (IN THOUSANDS)


[To be provided upon completion by amendment]


C. MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

[To be provided upon completion by amendment]

D.  REINSURANCE

    Portions of the Keyport's life insurance risks are reinsured with other companies. The maximum net insurance retention on any one life is $[].

E.  RESERVES

    Keyport is obligated to record actuarial reserves to meet obligations on outstanding life insurance and annuity contracts. The reserves for such contracts are based on mortality and morbidity tables in general use in the United States and are computed amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet the Company's policy obligations at their maturities if death occurs in accordance with the mortality tables employed. In the accompanying Financial Statements these life insurance reserves are adjusted in accordance with generally accepted accounting principles.

F.  INVESTMENTS

    Consistent with the nature of the obligations involved in Keyport's operations, the majority of the General Account assets are invested in fixed-income obligations such as government and corporate debt securities and mortgage-backed securities. The investment program is intended to provide a rate of return which will persist during the expected durations of the liabilities regardless of future interest rate movements.

    At December 31, 1995 and 1994, Keyport's investments in bonds which are carried at amortized cost were $[] billion and $[] billion, respectively. At December 31, 1995, $[] million, or []% was invested in United States Government and government agency securities. During the 1995 Period Keyport maintained an average bond quality rating of at least (Moody's/Standard & Poor's).

    During periods considered appropriate, Keyport purchases higher-yielding securities which are below investment grade to enhance the average yield on its investment portfolio. The risk of potential loss due to default is generally considered to be greater for high yield securities because these securities are generally issued by highly leveraged companies or are often subordinated to other debt of the issuer. Keyport believes that in the aggregate the additional yields received compensate for the risk of default on certain high yield securities. At December 31, 1995, Keyport had below investment grade bonds of $[] million, representing approximately []% of total cash and investments.

    Keyport continually evaluates the creditworthiness of each issuer whose securities are held in the portfolio. It is Keyport's policy to write-down the value of specific investments which are determined to be permanently impaired. Specific write-downs included in realized gains and losses during the 1995 Period were $[] million.

    As discussed above, Keyport may also invest its assets in various instruments, including equity options, futures, forwards, and other instruments based on the Index to hedge its obligations with respect to Indexed Accounts. Keyport may also buy and sell interest rate swaps and caps, Treasury bond futures, and similar instruments to hedge its exposure to changes in interest rates.

G.  COMPETITION

    Keyport is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities competing in the sale of insurance. There are approximately [] stock, mutual and other types of insurers in the business in the United States.

H.  EMPLOYEES

    As of December 31, 1995, Keyport employed [] direct salary employees.

I.  STATE AND FEDERAL REGULATION

    The insurance business of Keyport is subject to comprehensive and detailed regulation and supervision throughout the United States.

    The laws of the various states establish supervisory agencies with broad administrative powers with respect to licenses to transact business, trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.

    Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. The amount of any future assessments of Keyport under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

    In addition, several states, including Rhode Island, regulate affiliated groups of insurers, such as Keyport and its affiliates.

    Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and the relative desirability of various personal investment vehicles, and the use of gender in determining insurance and pension rates and benefits.

    KFSC, a subsidiary of Keyport, is regulated as a broker-dealer under the Exchange Act and is a member of the NASD. (See "Distribution of Contracts and Certificates".)

                             COMPANY MANAGEMENT

The following are the principal officers and directors of the Company:

                                                                                              OTHER BUSINESS,
                                     POSITION WITH KEYPORT                                VOCATION OR EMPLOYMENT
NAME, AGE                               YEAR OF ELECTION                                     FOR PAST 5 YEARS
---------                               ----------------                                     ----------------


Kenneth R. Leibler, 47            Chairman of the Board, 12/31/94              []

F. Remington Ballou, 67           Director, 3/7/62                             President of A. Ballou & Co., Inc., East Providence,
                                                                               RI

Frederick Lippit, 80              Director, 3/7/62, and                        Formerly Director of Administration of State of
                                  Assistant Secretary, 4/9/69                  Rhode Island, Providence, RI; formerly
                                                                               Attorney/Partner of Edwards & Angell, Providence, RI

Erskine N. White, Jr., 72         Director, 3/7/62                             President of E.N. White Management Corp.,
                                                                               Providence, RI

John W. Rosensteel, 55            President, Chief Executive Officer,          Chairman of the Board and Director of KFSC,
                                  and Director 12/30/92                        11/12/92; Chairman of the Board and Director of
                                                                               KASC, 1/8/93

                                       38

John E. Arant, III, 51            Senior Vice President and                    Vice President, Chief Sales Officer of KFSC,
                                  Chief Sales Officer, 5/16/94                 5/20/94 Director and Senior Vice President and Chief
                                                                               Sales Officer, KASC, 3/10/95

Bernard R. Beckerlegge, 49        Senior Vice President and General Counsel,   []
                                  9/1/95

Paul H. LeFevre, Jr., 53          Senior Vice President and Chief Financial    Director and Senior Vice President and Chief
                                  Officer, 4/5/90                              Financial Officer of KASC, 1/8/93

Francis E. Reinhart, 55           Senior Vice President and Chief              Director, 3/15/95 and Vice President,
                                  Administrative Officer, 4/5/90               Administration, 10/24/85, of KFSC; Senior Vice
                                                                               President and Chief Accounting Officer of KASC,
                                                                               1/8/93

Bruce J. Crozier, 50              Vice President and Chief Actuary, 11/9/90    []

William L. Dixon, 64              Vice President, Compliance, 5/31/84, and     Vice President, Compliance Officer, of KFSC,
                                  Assistant Secretary, 4/5/9                   0 10/24/85; Vice President, Compliance, of KASC,
                                                                               1/8/93

Jacob M. Herschler, 37            Vice President, Strategic Marketing, 2/1/95  []

Kenneth M. Hughes, 36             Vice President, National Director of Bank    []
                                  Sales, 5/4/95


James J. Klopper, 44              Vice President, Counsel, and Assistant       Clerk of KFSC, 10/24/85; Director and Vice
                                  Secretary, 4/6/89                            President, Counsel, and Clerk of KASC, 3/10/95

Les Laputz, 40                    Vice President, Information Systems,
                                  11/9/89

Suzanne E. Lyons, 46              Vice President, Human Resources, 11/12/88    []

Stewart R. Morrison, 39           Vice President and Chief Investment          Vice President, Investments, of KASC, 1/8/93
                                  Officer, 5/16/94

Deborah A. Re, 39                 Vice President, Administrative Operations,   []
                                  8/16/90

Lee R. Roberts, 56                Vice President, Planning and Corporate;      Director of KFSC, 12/15/88;
                                  Affairs,5/4/95 formerly Treasurer            Director of KASC, 1/8/93

Mark R. Tully, 40                 Vice President, National Director of         []
                                  Traditional Sales, 8/10/95

Jeffery J. Whitehead, 39          Vice President and Treasurer, 5/4/95;        Vice President and Treasurer formerly Controller
                                                                               of KASC, 5/19/95
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


                               EXECUTIVE COMPENSATION

     The compensation of Keyport's Chief Executive Officer and four most highly compensated executive officers (receiving compensation in excess of $100,000) other than the Chief Executive Officer is summarized in the table[s] below.

                                       TABLE I
                              SUMMARY COMPENSATION TABLE

[To be provided upon completion by amendment]

                              COMPENSATION OF DIRECTORS

     Directors of Keyport who are also employees receive no compensation in addition to their compensation as employees of Keyport. The three outside directors (Lippitt, Ballou, and White) receive $2,000 per quarter, plus $500 for each meeting of the Board of Directors and $200 for each Audit Committee meeting that they attend. Three meetings of the Board of Directors and two meetings of the Audit Committee are scheduled annually.

                                  LEGAL PROCEEDINGS

     Keyport is engaged in various kinds of routine litigation which in its judgment is not of material importance in relation to the total capital and surplus of Keyport. There are no legal proceedings to which KFSC is a party.

                                       EXPERTS

     The financial statements of Keyport as of September 30, 1995, 1994, 1993 and 1992 and for the nine months ended September 30, 1995, and for years ended December 31, 1994, 1993, and 1992 have been included herein in reliance on the report of KPMG Peat Marwick, independent certified public accountants, and upon authority of that firm as experts in accounting and auditing.

                                    LEGAL MATTERS

     Legal matters with respect to the organization of Keyport, its authority to issue annuity contracts and the validity of the Certificates, as well as matters relating to the Federal securities laws, have been passed upon by Bernard R. Beckerlegge, General Counsel. In addition, certain matters relating to the Federal securities laws have been passed upon by Katten Muchin & Zavis as Special Counsel for Keyport.

                                      APPENDIX A



                               MARKET VALUE ADJUSTMENT

The applicable surrender or transfer value is multiplied by the Market Value Adjustment Factor to arrive at the Market Value Adjustment. The formula that will be used to determine the Market Value Adjustment Factor is:

    [(1+a)/(1+b)](n/12) - 1, where


    a = the Treasury Rate for the Term of the Account from which the surrender or transfer amount is being taken.

    b = the Treasury Rate for a period equal to the time remaining (rounded up to the next whole number of years) to the expiration of the Term for the Account from which the surrender or transfer amount is being taken; and

    n = the number of complete months remaining before the expiration of the Term for the Account from which the surrender or transfer amount is being taken.


The Treasury Rate for an Account is the interest rate in the Treasury Constant Maturity Series. as published by the Federal Reserve Board, for a maturity equal to the number of years specified in "a" and "b". To determine "a", Keyport uses the Treasury Rate for the week which includes the most recent Determination Date on or before the first day of the Account's current Term. To determine "b", Keyport uses the Treasury Rate for the week which includes the most recent Determination Date on or before the date on which the Market Value Adjustment is calculated. The Determination Dates are the last business days prior to the first and fifteenth days of each month.

If the number of years specified in "a" or b" does not equal a maturity in the Treasury Constant Maturity Series, the Treasury Rate will be determined by straight line interpolation between the interest rates for the next highest and next lowest maturities. The one-year rate will be used for any periods equal to or less than twelve months.

                         EXAMPLES OF MARKET VALUE ADJUSTMENTS

EXAMPLE 1

    Assume that a Certificate Owner purchased a Certificate for $10,000 and allocated his interest to an Interest Account with a five-year Term and a Guaranteed Interest Rate of 6%. Exactly two years later, the Certificate Owner's Account was surrendered when the Surrender Charge was 3%. There had been no prior Surrenders and the interest earned in the previous twelve months was less than 10% of the amount surrendered, so the Surrender Charge and the Market Value Adjustment do not apply to 10% of the Interest Account Value. At the beginning of the Term, the Treasury Rate for 5-year Treasury Notes was 7% and, at the time of the surrender, the Treasury Rate for 3-year Treasury Notes was 4.5%.

    According to the Certificate, the Market Value Adjustment is (A - (10% x
A)) x B = C, where:

A = the amount surrendered
  = $10,000 x 1.06 x 1.06
  = $11,236.00

B = the Market Value Adjustment Factor

  = [(1+a)/(1+b)](n/12) - 1, where


    a = the Treasury Rate for the Term of the Account from which the surrender amount is being taken. Here, a = 7%.

    b = the Treasury Rate for a period equal to the time remaining (rounded up to the next whole number of years) to the expiration of the Term for the Account from which the surrender amount is being taken. Here, b = 4.5%

    n = the number of complete months remaining before the expiration of the Term for the Account from which the surrender amount is being taken. Here, n=36.

B = [(1+.07)/(1+.045)](36/12) - 1
  = [(1.07)/(1.045)]3 -1
  = .0735

Therefore,

C = (A - (10% x A)) x B
C = ($11,236 - (10% x $11,236)) x .0735
  = $743.27, is the Market Value Adjustment, which would be added to the Account Value in determining the Certificate Withdrawal Amount.

The Surrender Charge is equal to I x (A - (10% x A)), where

A = the surrendered amount = $11,236, and

I = the Surrender Charge Percentage.  Here I = 3%

Therefore,

the Surrender Charge = .03 x ($11,236 - (10% x $11,236))

                   = .03 x ($10,112.40) = $303.37

Under the Certificate, the Certificate Withdrawal Value is equal to the amount surrendered, less any Surrender Charge and subject to any Market Value Adjustment. Here, therefore, the Certificate Withdrawal Value would be $11,236
- $303.37 + $743.27 = $11,675.90.

EXAMPLE 2

    Given the same circumstances as in Example 1, but using a Treasury Rate of 7.5% instead of 4.5% at the time of surrender, the Market Value Adjustment is computed as follows:

B = [(1+.07)/(1+.075)] (36/12) - 1
  = [(1.07)/(1.075)] (3) - 1
  = -.0139

Therefore,

C = (A - (10% x A)) x B
  = ($11,236 - (10% x $11,236)) x -.0139
  = ($140.56) is the Market Value Adjustment, which would be subtracted from the Account Value in determining the Certificate Withdrawal Value.

As described in the previous example, the Surrender Charge would equal $303.37.

Accordingly, the Certificate Withdrawal Value would be $11,236 - $303.37 - $140.56 = $10,792.07.

EXAMPLE 3

    Given the same circumstances as in Example 2, but assuming an Indexed Account instead of an Interest Account with an Account Value of $11,236, and a scaling factor ("k") of .9, the Market Value Adjustment is computed as follows:

B = [(1+.07)/(1+.075)] ((36 x k)/12) - 1

  = [(1+.07)/(1+.075)] ((36 x .9)/12) - 1
  = [(1.07)/(1.075)] (2.7) - 1
  = -.0125

Therefore,

C = (A - (10% x A)) x B
  = ($11,236 - (10% x $11,236)) x -.0125
  = ($126.41) is the Market Value Adjustment, which would be subtracted from the Account Value in determining the Certificate Withdrawal Value.

As described in the previous example, the Surrender Charge would equal $303.37.

Accordingly, the Certificate Withdrawal Value would be $11,236 - $303.37 - $126.41 = $10,806.22.

                                      APPENDIX B

                             TERM INTEREST ILLUSTRATIONS

    Set forth below is an illustration of how interest will be credited to an Interest Account during a ten-year Term and a Indexed Account during a five-year Term. The illustration also applies to a shorter Term if values for inapplicable years are ignored. For the purpose of this illustration certain assumptions are made as indicated.

NOTE: THE FOLLOWING EXAMPLES ASSUME NO SURRENDERS OF ANY AMOUNT DURING THE ENTIRE TERM. A MARKET VALUE ADJUSTMENT OR SURRENDER CHARGE MAY APPLY TO ANY SUCH INTERIM SURRENDER. (SEE "SURRENDERS".) THE HYPOTHETICAL GUARANTEED INTEREST RATE, GUARANTEED INTEREST RATE FACTORS, AND INCREASES IN THE INDEX ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE GUARANTEED INTEREST RATES OR RATE FACTORS TO BE DECLARED UNDER A CERTIFICATE OR FUTURE CHANGES IN THE INDEX. AS TO INTEREST ACCOUNTS, ACTUAL GUARANTEED INTEREST RATES DECLARED FOR ANY GIVEN TERM MAY BE MORE OR LESS THAN THE 6% SHOWN. LIKEWISE, ACTUAL GUARANTEED INTEREST RATE FACTORS DECLARED FOR INDEXED ACCOUNTS AT ANY GIVEN TIME MAY BE HIGHER OR LOWER THAN THE FACTORS SHOWN IN THE ILLUSTRATION (PROVIDED THAT THE FLOOR MAY NEVER BE LESS THAN 0). MOREOVER, THERE ARE NO GUARANTEES THAT THE INDEX WILL INCREASE DURING THE COURSE OF A TERM OR THAT IT WILL BE HIGHER THAN THE INDEX AT THE BEGINNING OF THE TERM OR AT ANY TIME DURING THE TERM WHEN INDEX INCREASES ARE CREDITED.

A.  Illustration of Interest Account

Beginning Account Value:                    $100,000
Guaranteed Interest Rate:              6% per year compounded annually


                  Account Value at End of Certificate Year:
                  ------------------------------------------

    Year 1         Year 2         Year 3         Year 4         Year 5
    ------         ------         ------         ------         ------
    $106,000      $112,360       $119,102       $126,248       $133,823
    Year 6         Year 7         Year 8         Year 9         Year 10
    ------         ------         ------         ------         -------
    $141,852      $150,363       $159,385       $168,948       $179,085


B.  Illustrations of Indexed Account

    The Certificate provides that the Index Increase to be credited on each Account Anniversary equals (A x B) - C,

where:

    A = the Index Growth Percentage on the current Account Anniversary;

    B = the Account Value at the beginning of the Term or on any Account Anniversary during the Term (prior to the crediting of any Index Increase), whichever is smallest; and

    C =  all Index Increases previously credited during the current Term.

    The Certificate further provides the Index Growth Percentage (A), which is the percentage increase in the Index Value from the beginning of the Term, as compared to the highest value attained by the Index on any Account Anniversary during the Term, equals D x (E - F ) / F, where:

    D = the Participation Rate for the Term declared by Keyport at the beginning of the Term;

    E = the highest value of the Index at any Account Anniversary during the Term (including at the beginning of current Term); and

    F =  the value of the Index at the beginning of the current Term.

    The Index Growth Percentage will never be more than the Cap or less than the Floor declared by Keyport at the beginning of the Term, and will never be less than 0%.

    Assume the following:

    Beginning Account Value       =         $100,000
    Beginning Index Value         =              500
    Participation Rate            =              80%
    Cap                           =              80%
    Floor                         =               0%

    Using the foregoing assumptions, we have prepared the following three illustrations using different assumptions as to changes in the Index Value during the course of the Term. THESE ASSUMPTIONS AND ILLUSTRATIONS ARE NOT AND ARE NOT INTENDED AS PREDICTIONS OF CHANGES IN THE INDEX DURING THE COURSE OF ANY TERM. THE INDEX MAY RISE OR FALL DURING THE COURSE OF A TERM, AND AT THE END OF A TERM THE INDEX VALUE MAY BE HIGHER OR LOWER THAN AT THE BEGINNING OF THE TERM. KEYPORT MAKES NO PREDICTIONS, REPRESENTATIONS, OR GUARANTEES AS TO FUTURE CHANGES IN THE INDEX.

Illustration No. 1
------------------

               Year-End         Cumulative             Index                            Indexed Account
Year             Index       Change in Index     Growth Percentage   Index Increase          Value
 0                 500
 1                 600              20%                 16%             $16,000            $116,000
 2                 690              38%               30.4%             $14,400            $130,400
 3                 775              55%                 44%             $13,600            $144,000
 4                 900              80%                 64%             $20,000            $164,000
 5                1035             107%                 80%             $16,000            $180,000

Illustration No. 2
------------------


               Year-End         Cumulative             Index                            Indexed Account
Year             Index       Change in Index     Growth Percentage   Index Increase          Value
 0                 500
 1                 550              10%                  8%              $8,000            $108,000
 2                 500               0%                  8%                  $0            $108,000
 3                 560              12%                9.6%              $1,600            $109,600
 4                 620              24%               19.2%              $9,600            $119,200
 5                 660              32%               25.6%              $6,400            $125,600

Illustration No. 3
------------------

               Year-End         Cumulative             Index                            Indexed Account
Year             Index       Change in Index     Growth Percentage   Index Increase          Value
 0                 500
 1                 525               5%                  4%              $4,000            $104,000
 2                 425             -15%                  4%                  $0            $104,000
 3                 450             -10%                  4%                  $0            $104,000
 4                 495              -1%                  4%                  $0            $104,000
 5                 530               6%                4.8%                $800            $104,800

                                      APPENDIX C

                           SCHEDULE OF STATE PREMIUM TAXES


                                  NON-TAX QUALIFIED          TAX-QUALIFIED
                             CONTRACTS/CERTIFICATES     CONTRACTS/CERTIFICATES
STATE                        RATE OF TAX                      RATE OF TAX
Alabama                           1.00%                         1.00%
California                        2.35                          0.50
District of Columbia              2.00                          2.00
Kansas                            2.00                          0.00
Kentucky                          2.00                          2.00
Maine                             2.00                          0.00
Mississippi                       2.00                          0.00
Nevada                            3.50                          0.00
North Carolina                    1.75                          0.00
South Dakota                      1.25                          0.00
Virgin Islands                    5.00                          5.00
West Virginia                     1.00                          1.00
Wyoming                           1.00                          0.00

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

         Not Applicable

Item 14. Indemnification of Directors and Officers

         The following provisions regarding the Indemnification of Directors and Officers of the Registrant ("Keyport") are applicable:


         By-Laws, Article IX

         SECTION 6 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Any person who at any time serves or shall serve as a Director or Officer of the Corporation whether or not in office at the time shall be indemnified or reimbursed against and for any and all claims and liabilities to which he may be or become subject by reason of such service and against and for any and all expenses necessarily incurred or amounts paid in connection with the defense or reasonable settlement or any legal or administrative proceedings to which he is made a party by reason of such service, except in relation to matters to which he shall be finally adjudged to be liable of negligence or misconduct in the performance of his official duties. Such a right of indemnification and reimbursement shall also extend to the personal representatives of any such person. Such rights shall not be deemed exclusive of any other rights to which any such Director, officer or his personal representatives may be entitled, under any other by-law or any agreement or vote of the stockholders or Directors or otherwise.

         Consistent with such By-Laws, Keyport has obtained insurance from Liberty Mutual Insurance Company for its directors and officers that supplements the indemnification provisions of the By-Laws.

Item 15. Recent Sales of Unregistered Securities

         Not applicable

Item 16. Exhibits and Financial Statement Schedules

         EXHIBITS

         1         Principal Underwriters Agreement

         3(a) Articles of Incorporation -- Incorporated by Reference to Registration Statement on Form N-4, filed on February 16, 1996 (File No. 333-01043; 811-07543)

         3(b) By-Laws -- Incorporated by Reference to Registration Statement on Form N-4, filed on February 16, 1996 (File No. 333-01043; 811-07543)

         4(a)      Group Annuity Contract

         4(b)      Group Annuity Certificate

         4(c)      Group Annuity Application

         4(d)      Group Annuity Certificate Application

         4(e)      Endorsements

                   (i)       Tax-Sheltered Annuity (TSA)
                   (ii)      Corporate/Keogh 401(a) Plan
                   (iii)     Individual Retirement Annuity (IRA)
                   (iv)      Qualified Plan Endorsement

         5         Opinion regarding Legality*

         21        Subsidiaries of the Registrant

         23(a)     Consent of Counsel*

         23(b)     Opinion and Consent of Certified Public Accountants*

         24        Powers of Attorney

         27        Financial Data Schedule*

    FINANCIAL STATEMENTS

         28    Schedule I*

    *  To be filed by amendment.


Item 17. Undertakings

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts on March __, 1996.

                             KEYPORT LIFE INSURANCE COMPANY




                             BY:  /s/ John W. Rosensteel*
                                  --------------------------------
                                  John W. Rosensteel
                                  President


* James J. Klopper has signed this document on the indicated date on behalf of Mr. Rosensteel pursuant to a power of attorney duly executed by him and attached hereto as part of Exhibit 24.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and the dates indicated.


SIGNATURE                              TITLE                              DATE
---------                              -----                              ----

(i)   Principal Executive Officer

      /s/ John W. Rosensteel*          Principal Executive Officer
      ----------------------
          John W. Rosensteel

(ii)       Principal Financial Officer

      /s/ Paul H. LeFevre, Jr.*        Senior Vice President and
      ------------------------         Chief Financial Officer
          Paul H. LeFevre, Jr.

(iii)  Majority of Board of Directors

      /s/ Kenneth R. Leibler*          *By: /s/ James J. Klopper
      ----------------------                --------------------
          Kenneth R. Leibler                James J. Klopper
                                            Attorney-in-fact
      /s/ F. Remington Ballou*              March 14, 1996
      -----------------------
          F. Remington Ballou

      /s/ Frederick Lippitt*
      ---------------------
          Frederick Lippitt

      /s/ Erskine N. White, Jr.*
      -------------------------
          Erskine N. White, Jr.

      /s/ John W. Rosensteel*
      ----------------------
          John W. Rosensteel

* James J. Klopper has signed this document on the indicated date on behalf of each of the above Directors and Officers of the Registrant pursuant to powers of attorney duly executed by such persons and attached hereto as
    Exhibit 24.

                                    EXHIBIT INDEX



                                                                   PAGE

1   Principal Underwriter's Agreement.........................................

4(a)     Group Annuity Contract...............................................

4(b)     Group Annuity Certificate............................................

4(c)     Group Annuity Application............................................

4(d)     Group Annuity Certificate Application................................

4(e)     Endorsements.........................................................

    (i)   Tax-Sheltered Annuity (TSA)
    (ii)  Corporate/Keogh 401(a) Plan
    (iii) Individual Retirement Annuity (IRA)
    (iv)  Qualified Plan Edorsement

21  Subsidiaries of the Registrant............................................

24  Powers of Attorney........................................................